UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION


                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



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                              Hercules Incorporated
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2)    Aggregate number of securities to which transaction applies:

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


[HERCULES LOGO]                             HERCULES INCORPORATED
                                            Hercules Plaza
                                            1313 North Market Street
                                            Wilmington, DE  19894-0001


                                            Thomas L. Gossage
                                            Chairman and Chief Executive Officer



April 12, 2001



Dear Shareholder:

      We are pleased to invite you to attend the 2001 annual meeting of shareholders of Hercules Incorporated, which will be held on Thursday, May 24, 2001, at 10:00 a.m., local time, at Hercules Incorporated, 500 Hercules Road, Wilmington, Delaware.

      The items to be considered and voted on at the annual meeting are described in the notice of the 2001 annual meeting of shareholders and proxy statement accompanying this letter.

      You may have already received proxy-soliciting materials from International Specialty Products Inc, or ISP, in connection with items ISP intends to present at the annual meeting. YOUR BOARD BELIEVES THAT THE ELECTION OF ISP'S NOMINEES IS NOT IN YOUR BEST INTERESTS. WE ARE ACTIVELY PURSUING A SALE OR MERGER OF THE COMPANY IN ORDER TO MAXIMIZE VALUE FOR ALL SHAREHOLDERS, ALTHOUGH THERE CAN BE NO ASSURANCE THAT A TRANSACTION WILL OCCUR. WE STRONGLY URGE YOU TO VOTE FOR THE NOMINEES PROPOSED BY YOUR BOARD USING THE ENCLOSED WHITE PROXY CARD. WE URGE YOU NOT TO VOTE FOR ANY ISP NOMINEES AND NOT TO EXECUTE ANY ISP PROXY CARD.

      Your vote is important. We encourage you to vote your shares as soon as possible. If you have any questions or need assistance in voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885.


                                          Sincerely,

                                          /s/ Thomas L. Gossage

                                          Thomas L. Gossage

[HERCULES LOGO]                                       HERCULES INCORPORATED
                                                      Hercules Plaza
                                                      1313 North Market Street
                                                      Wilmington, DE  19894-0001


April 12, 2001


To:         Our Shareholders

Subject:    Notice of 2001 Annual Meeting of Shareholders


      The 2001 annual meeting of shareholders of Hercules Incorporated will be held on May 24, 2001, at 10:00 a.m., local time, at Hercules Incorporated, 500 Hercules Road, Wilmington, Delaware, to consider and take action on the following proposals:

1) Reelection of the following four directors, each to serve for three-year terms expiring at the 2004 annual meeting of shareholders:
      Thomas L. Gossage, Ralph L. MacDonald, Jr., John A. H. Shober and Paula
      A. Sneed. YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE HERCULES DIRECTOR NOMINEES ON THE ENCLOSED WHITE PROXY CARD. WE URGE YOU NOT TO VOTE FOR ANY ISP NOMINEES AND NOT TO EXECUTE ANY BLUE PROXY CARD.

2) Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2001. YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

3) To transact such other business as may properly come before the annual meeting or at any adjournments or postponements thereof.

      Shareholders of record as of the close of business on April 12, 2001, will be entitled to vote at the annual meeting. Seating is limited. THIS ANNUAL MEETING IS OF PARTICULAR IMPORTANCE TO ALL SHAREHOLDERS OF THE COMPANY IN LIGHT OF THE COMPANY'S ONGOING VALUE MAXIMIZATION PROCESS BEGUN IN NOVEMBER 2000 WITH THE BOARD'S ANNOUNCEMENT TO PURSUE A SALE OR MERGER OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT A TRANSACTION WILL OCCUR. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK YOU OWN, YOUR BOARD URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE WHITE PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH IS POSTAGE PAID IF MAILED IN THE UNITED STATES.

      YOUR BOARD ALSO URGES YOU NOT TO SIGN ANY BLUE PROXY CARDS SENT TO YOU BY ISP. EVEN IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY ISP, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED.

      An admission ticket, which is required for entry into the annual meeting, is attached to your WHITE proxy card. If you plan to attend the annual meeting, please vote your WHITE proxy card but keep the admission ticket and bring it to the annual meeting. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the annual meeting, you can obtain an admission ticket in advance by contacting the Office of the Corporate Secretary at (800) 441-9274.


                                          By order of the Board of Directors,


                                          /s/ Israel J. Floyd

                                          Israel J. Floyd
                                          Executive Vice President, Secretary
                                          and General Counsel

                                 PROXY STATEMENT


Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, DE   19894-0001


April 12, 2001


      The accompanying proxy is solicited on behalf of the board of directors of Hercules Incorporated for use at the 2001 annual meeting of shareholders to be held on May 24, 2001, and at any adjournments or postponements thereof. Throughout this document we refer to our company as Hercules or the Company. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about April 12, 2001. Hercules' Annual Report will be mailed to shareholders not later than May 4, 2001, a date at least 20 calendar days before the date of the 2001 annual meeting.

      International Specialty Products Inc., a company controlled by Samuel J. Heyman, is conducting a proxy solicitation in opposition to the Hercules Board. ISP has notified the Company and has filed a proxy statement with the Securities and Exchange Commission stating that it is nominating four individuals for election to the board of directors in opposition to Hercules' nominees for election as directors.

      The Hercules Board is actively pursuing a sale or merger of the Company in order to maximize value for all shareholders, although there can be no assurance that a transaction will occur. The Hercules nominees are familiar with the Company and its business and operations. In addition, three of our nominees are independent and all four of them, including Thomas L. Gossage, the Chairman and Chief Executive Officer of the Company, are free from potential conflict of interest issues that we believe could affect at least two of ISP's nominees. See "Election of Directors." Therefore, we believe that the Hercules nominees are best suited to bring the current sale or merger process to fruition and to maximize value for all shareholders, although there can be no assurance that a transaction will occur. Your Board is soliciting votes FOR Hercules' slate of nominees for election to the Hercules Board and FOR ratification of the appointment of the firm of PricewaterhouseCoopers LLC as the Company's independent accountants for the year 2001. We urge you not to vote for any ISP nominees and not to execute any ISP proxy card. Unless contrary instructions are indicated on the WHITE proxy card, all shares represented by valid proxies received pursuant to this solicitation (and not revoked) will be voted:

o FOR the election of all of the Hercules nominees for directors named in this proxy statement, and

o FOR the ratification of the appointment of PricewaterhouseCoopers LLC as the Company's independent accountants for the year 2001.

      If you specify a different choice on the proxy card, your shares will be voted as specified. Signing and dating Hercules' WHITE proxy card will have the effect of revoking any proxy card, including any ISP proxy card, you signed on an earlier date and will constitute a revocation of all previously granted authority to vote at the 2001 annual meeting.

                BACKGROUND OF THE BOARD OF DIRECTORS' EFFORTS TO
               MAXIMIZE SHAREHOLDER VALUE AND ISP'S PROXY CONTEST

      On October 17, 2000, the Hercules Board named Thomas L. Gossage Chairman and Chief Executive Officer of the Company, following the resignation of the then Chairman, President and Chief Executive Officer. Mr. Gossage, who had previously been Hercules' Chairman, President and Chief Executive Officer, had retired as Chairman of the Company at the end of 1996. The Board of Directors asked Mr. Gossage to return because of his strong track record, knowledge of the Company and commitment to delivering shareholder value. During Mr. Gossage's five-year tenure as Chief Executive Officer, the Company posted record shareholder equity returns, on a cumulative basis, outperforming both the S&P 500 Index and the S&P Chemical Index by a greater than two to one margin. At the time of Mr. Gossage's appointment, the Board expressed its belief that Mr. Gossage was the ideal person to lead the Company during a critical transitional period as it worked to restructure and refinance the company, restore acceptable financial performance and rebuild credibility with Hercules shareholders, while it also searched for a permanent Chairman and CEO.

      Upon his appointment, Mr. Gossage stated that, while he and the Board were intensively evaluating the feasibility of the restructuring and refinancing program undertaken by the Company and alternatives to it, they would also consider all strategic alternatives, including a proposal made by Mr. Heyman on October 11 to commence a partial tender offer for 25 million Hercules common shares, based on their considered view of what is in the best interests of all Hercules shareholders.

      During the following weeks, Mr. Gossage and his management team, in consultation with their outside financial advisors, analyzed the Company's strategic options and considered what the best strategic direction for the Company would be going forward. The management team analyzed the rapid consolidation that the specialty chemicals industry was experiencing and determined that a company the size of Hercules would be at a competitive disadvantage unless it became part of a larger enterprise. The management team also examined the Company's financial situation, particularly in light of the Company's substantial debt, and concluded that a sale to, or merger with, a company of strong financial standing would greatly enhance the Company's future prospects.

      On November 28, 2000, Hercules publicly announced its intention to pursue a sale or merger of the Company in the belief that over the long-term, becoming part of a larger enterprise is the best strategic path for the Company, while acknowledging that it would continue to weigh and consider other opportunities available to Hercules. To assist it in pursuing this strategic path, the Company hired financial and legal advisors who are leaders in their respective businesses. The Company's financial advisors are Goldman, Sachs & Co. and Credit Suisse First Boston Corporation. The Company and its financial advisors believe that the strategic path announced in November can provide the maximum value and opportunity for shareholders, employees and customers, in light of the Company's existing alternatives and current market conditions. With the assistance of its legal and financial advisors, the Company has contacted many potential purchasers of the Company or certain of its businesses, and has entered into confidentiality agreements with, and supplied information to, a large number of potential transaction partners, several of whom participated in management presentations as part of their ongoing financial and legal due diligence of the Company or its businesses.

      Shortly after Mr. Gossage was named Chairman and Chief Executive Officer and stated that the Company would consider its strategic alternatives, representatives of the Company were in contact with ISP regarding ISP's participation in the process the Company was pursuing with respect to its strategic alternatives. ISP indicated that it was interested in receiving the confidential information memorandum prepared by the Company and in potentially making a proposal to acquire all of the Company. In the course of negotiating the form of confidentiality agreement, ISP indicated that the agreement's standard standstill provision, which would prevent ISP from conducting a proxy contest, was unacceptable.

Hercules offered to amend the standstill provision to permit ISP to conduct proxy contests, such as the one it is conducting currently, if it chose to do so. Despite the Company's willingness to accommodate ISP's concerns in this fashion, ISP declined to enter into such a form of confidentiality agreement. In late February 2001, a representative of ISP informed representatives of Hercules that ISP did not wish to receive confidential information because it was no longer interested in acquiring the Company.

      On January 23, 2001, Mr. Gossage received a letter from Samuel J. Heyman, the Chairman and controlling shareholder of ISP, expressing ISP's willingness to purchase 25 million shares, or approximately 23% of the Company's common stock, at a price of $17.50 per share, which would result in ISP owning approximately 33% of the Company. That letter followed an October 11 letter, in which Mr. Heyman had stated that he was prepared to commence a partial tender offer on the terms reiterated in the January 23 letter. On February 7, 2001, the Company received another letter from Mr. Heyman asking that, if Hercules did not promptly allow ISP to proceed with its partial tender offer, the Company consider an alternative ISP proposal to raise the threshold under its shareholder rights plan to 20% and exempt any such purchase from the provisions of the Delaware takeover statute. The next day, Mr. Gossage stated publicly that Mr. Heyman's proposals were being reviewed by the Hercules Board as part of the entire process of considering alternatives for the Company and that the Board would respond to these proposals in due course. At that time, Mr. Gossage stated that whatever course the Board decided to pursue, it would decide "on the basis of what is in the best interest of all of the company's stockholders, rather than pursuing a course that benefits any single stockholder or group of stockholders to the detriment of others." Whether or not a transaction results from the Company's efforts, the Board will act in the best interests of all Hercules shareholders.

      On February 20, 2001, Mr. Heyman sent a letter to Mr. Gossage stating that, in addition to his previous proposals for shareholder action at the Company's annual meeting, ISP also would be nominating a slate of directors to run for the four Board seats held by directors whose terms expire in 2001. On February 21, ISP announced it was withdrawing its proposal to make a partial tender offer. On February 23, Mr. Gossage wrote to Mr. Heyman to advise him that at its February 22 meeting, the Board had considered ISP's request to amend the rights plan, and had unanimously concluded that such an amendment would not be in the best interests of the Company's shareholders, in light of the purposes served by the rights plan and, in particular, the ongoing process to consider a sale or merger of the Company as announced in November 2000. Mr. Gossage also pointed out that he considered Mr. Heyman's recent public statements detrimental to the Company's efforts to achieve this goal, particularly in light of the fact that some third parties who had been contacted by the Company as potential transaction partners had expressed concern that Mr. Heyman's statements and actions -- including his highly publicized proposals to acquire a 33% stake in the Company through a partial tender offer and to initiate a proxy contest -- could jeopardize the ongoing sale process, and some had expressed concern about entering or continuing to participate in the process. Mr. Gossage stated that, should Mr. Heyman submit a proposal to acquire the entire Company rather than a significant minority interest, it would be considered along with other potential offers. Because ISP had withdrawn its partial tender offer shortly before the Board meeting, the Board did not take any action with respect to it. In a February 28, 2001 letter to Mr. Gossage, Mr. Heyman reiterated his intention to present ISP's proposals to the Company's shareholders at the upcoming annual meeting.

      On March 5, 2001, ISP filed with the SEC a preliminary proxy statement soliciting proxies from the Company's shareholders to vote for its own slate of director nominees and to vote on six proposals, including (A) amendments to the Company bylaws requiring that directors be elected by a plurality vote, that the Board redeem the rights distributed under the Company's rights plan, terminate the plan and refrain from adopting any new rights plan without shareholder approval, and that Hercules opt out of Section 203 of the Delaware corporation law (which restricts certain transactions between the Company and a shareholder owning 15% or more of its common stock), and (B) a resolution repealing any and all amendments made by the Board to the Hercules bylaws between March 29, 2000 and the date of the annual meeting. On March 12, 2001, the Company filed its preliminary proxy statement responding to ISP's various proposals and soliciting proxies for the election of the Hercules nominees and the ratification of the appointment of its independent accountants. Also on March 12, 2001, ISP filed an amended preliminary proxy statement and sent a letter to Mr. Gossage indicating that ISP would "table" all of the proposals made in its March 5 preliminary proxy statement "to focus the proxy contest on the election of [its] nominees." ISP further amended its preliminary proxy statement on March 20, clarifying that it does not presently intend to raise any of its prior proposals (primarily relating to the Company's poison pill and Section 203 of the Delaware corporation law) at the 2001 Annual Meeting, and, on March 23, filed a definitive proxy statement. On April 2, 2001, the Company announced that it had filed for an automatic extension to file its 2000 annual report on Form 10-K, and that the annual meeting of shareholders had been rescheduled from April 26, 2001 to May 24, 2001 in light of the delayed Form 10-K filing. On April 12, 2001, the Company filed its definitive proxy statement.

      In its proxy statement, ISP states that it is seeking election of its nominees in order to, among other things, bring about the prompt sale of the Company. However, THE HERCULES BOARD HAS ALREADY, CLEARLY AND UNAMBIGUOUSLY, DECLARED ITS INTENTION TO MAXIMIZE SHAREHOLDER VALUE THROUGH A SALE OR MERGER OF THE COMPANY. We have retained Goldman, Sachs & Co. and Credit Suisse First Boston Corporation as financial advisors to assist the Company in carrying out this process and, IF AN OFFER THAT IS FAIR TO AND IN THE BEST INTERESTS OF ALL HERCULES SHAREHOLDERS IS PRESENTED TO THE COMPANY, THE BOARD IS FULLY COMMITTED TO BRINGING THE PROCESS TO FRUITION. We have given both Goldman Sachs and Credit Suisse First Boston a clear mandate to this effect, and each of them has conducted and is continuing to conduct thorough and extensive searches, within the United States and internationally, for potential transaction candidates. Although we cannot assure you that a transaction will occur, we believe your Board is fully qualified and in the best position to carry out this process and we know of no reason why ISP's nominees would be better positioned than the Board to achieve these objectives.

      The Board's actions to maximize shareholder value through a sale or merger of the Company are consistent with Mr. Gossage's statement, at the time of his appointment as Chairman and Chief Executive Officer of the Company, in October 2000, that he and the Board would explore all strategic alternatives for the Company, based on their considered view of what is in the best interests of all Hercules shareholders. MR. GOSSAGE HAS EXPRESSED HIS COMPLETE CONFIDENCE IN THE BOARD'S COMMITMENT TO MAXIMIZE SHAREHOLDER VALUE FOR ALL SHAREHOLDERS AND THE INTEGRITY OF THE SALE PROCESS CURRENTLY UNDER WAY.

      Not only do we believe that the Hercules' nominees are best positioned to fulfill the Board's commitment to maximizing shareholder value, we also believe that, because of Mr. Heyman's prior activities, and the conflicts of interest affecting at least two of ISP's nominees (see "Election of Directors"), ISP'S NOMINEES ARE NOT THE RIGHT PEOPLE FOR THE JOB.

      Notwithstanding public declarations by Mr. Heyman that ISP's intentions are consistent with the Company's desire to maximize value for all our shareholders, we fail to understand how ISP's and Mr. Heyman's actions are consistent with their stated objectives.

      ISP has declined to submit a proposal to acquire the entire Company, indicating instead an interest in increasing its ownership in the Company from its current 9.9% to approximately 33% through a partial tender offer (subsequently withdrawn), which at the time it was made was at a price higher than the market price of Hercules' common stock prior to the offer. Had the Board allowed ISP to complete its partial tender offer and become a 33% shareholder, ISP would have had the ability to veto amendments to provisions of Hercules' charter and bylaws that require the vote of 80% of the common stock outstanding. In addition, ISP could have had the ability, depending upon the Board composition at the relevant time, or acting as a group with other shareholders, to, among other matters:

  o block actions that the current Board believes would be in the best interests of the Company and all of its shareholders, including voting down mergers or other extraordinary transactions involving the Company, and

  o dismantle certain of the Company's defenses, for example by amending the Company's bylaws or causing the redemption of the rights issued under the Company's shareholder rights plan, which defenses the current Board believes, for the reasons described below, are beneficial to the Company's shareholders.

In short, ISP might have acquired certain veto rights and have been in a position to exercise control (or negative control) over the Company in certain circumstances even though it had paid a premium on only a fraction of the Company's shares.

      This possible outcome raised serious concerns with the Board, particularly in light of Mr. Heyman's past actions - for example, in connection with Union Carbide Corporation in 1985, CBI Industries in 1986, BorgWarner in 1987 and Cabot Corporation in 1988, where he generally acquired an investment in the company, made an acquisition proposal at a low price and ultimately sold his position in the company at a profit - and his reputation as a "veteran Wall Street raider." (See Heyman Moves to Boost Hercules Stake by Ira Breskin, The Deal.com, March 9, 2001.) Consider the following press reports about Mr. Heyman's actions.

      "[T]he raid of Samuel Heyman weakened the [chemical] industry's number two player, Union Carbide ... Heyman moved on Union Carbide when the company was vulnerable in the wake of the tragedy in Bhopal, India. To defend itself, Carbide repurchased 55 percent of its shares for $3 billion. In the resulting "fire sale," it sold off several divisions, including its most profitable .... GAF [a company controlled by Mr. Heyman, the successor in interest of which filed for bankruptcy protection in January 2001] sold its holdings in Union Carbide for a $268 million profit, immediately doubling its net worth.... In 1987 Samuel Heyman replayed his Union Carbide coup at Borg-Warner." (See The Competitive Performance of U.S. Industrial Enterprises Since the Second World War by Alfred D. Chandler, Jr., Business History Review Spring 1994.)

      "So greenmail as a tactic should be dead and buried, right? Think again. Sam Heyman, who gained control of building products maker GAF in the mid-1980s and later audaciously attempted a takeover of Union Carbide has resurfaced of late ... In 1998, when Dexter tried to purchase the 48% of [Life Technologies] owned by the public for 37 per share (later bumped to 39.125), Heyman bought as much stock as he could, refusing to tender his shares." Following ISP's unsolicited $45/share bid for Dexter - which, analysts said, significantly undervalued Dexter (see Chemical Week December 22, 1999/December 29, 1999, "A fairer value for Dexter is $60/share or higher"), "Dexter's response to the bid for its shares [was] a throwback to the greenmail era. It proposed buying the remaining shares of [Life Technologies] from Heyman and his allies at 49 a share, a $10 premium to the price paid the rest of the public shareholders, according to a news release." (See Dexter Offers Carrot to Hostile Suitor by David Brail, TheStreet.com, January 25, 2000.) (Mr. Heyman did not accept Dexter's offer and Dexter was later sold to Invitrogen for cash and Invitrogen shares worth $62.50. Invitrogen also acquired Dexter's 75%-owned Life Technologies for $60 in cash and stock per share. Nevertheless, ISP filed for appraisal rights with respect to its Life Technologies shares, but later withdrew its demand and accepted aggregate consideration for those shares of $191 million.)

      "Analysts believe that Samuel Heyman's disclosure that he wants to invest in Hercules Inc. in return for a 23% stake is just a stalking horse to get other possible suitors interested .... To be sure, Heyman's opportunistic investing history dates back to the mid-1980s when he made a hostile but unsuccessful offer for Union Carbide ...." (See Skepticism
      Over Hercules Bid by Ira Breskin, The Deal.com, October 12, 2000.)

      In addition, for the reasons stated above, the Board also believes that Mr. Heyman's interference with the Company's efforts to maximize value by his highly public statements in SEC filings and other activities raises concerns among potential transaction partners participating in the Board's value-maximization process, or considering participating in that process. Although we have told Mr. Heyman that his actions with respect to the Company are interfering with that process, Mr. Heyman has rejected our requests to refrain from statements and activities that those parties may consider disruptive of their efforts to formulate a purchase proposal. Mr. Heyman has repeatedly been invited to enter into a confidentiality agreement on terms even more favorable than those offered to other participants in the Company's sale process and, like such other participants, submit an offer for the entire Company, but has refused to do so.

      ISP's proxy statement also states that ISP is seeking election of its nominees in order to remove barriers to offers for Hercules shares, particularly the Company's rights plan. The Board has clearly and unambiguously declared that it is exploring alternatives to maximize shareholder value through a sale or merger of the Company. The Board will not attempt to utilize the Company's rights plan to block a business combination or other transaction that is fair to and in the best interests of all of the shareholders and is reasonably capable of being consummated. In fact, IF THE BOARD RECEIVES A PROPOSAL TO ACQUIRE THE COMPANY AT AN ATTRACTIVE PRICE, THE BOARD IS COMMITTED TO APPROVING SUCH A TRANSACTION AND WOULD, UNDER SUCH CIRCUMSTANCES, RENDER THE RIGHTS PLAN INEFFECTIVE. THERE CAN BE NO ASSURANCE THAT A TRANSACTION WILL OCCUR.

      The Board also believes that ISP is incorrect in contending that rights plans, such as the Company's rights plan, generally serve to deter credible acquisition proposals. Opponents of rights plans criticize them on the grounds that rights plans force potential investors to negotiate potential acquisitions with a company's management, instead of making their offer directly to the shareholders, which adversely affects shareholder value and may deter acquisition proposals that could be in the best interests of shareholders. Proponents argue that rights plans preserve a board's negotiating position and flexibility to deal with third parties, enabling it to respond in an orderly manner to unsolicited bids by providing sufficient time to carefully evaluate the fairness of an unsolicited offer and the credibility of the bidder and thereby giving the board the flexibility to explore alternative strategies for maximizing shareholder value; allow a board to defend against persons who through open market and/or private purchases of stock may attempt to achieve a position of substantial influence or control over a company without paying a control premium to all of the shareholders; and otherwise maximize value for all shareholders by providing incentives for a potential bidder to negotiate in good faith with a board, thereby soliciting the highest possible price from the bidder. Moreover, there is no evidence that the Company's rights plan has in any way deterred credible acquisition proposals or had any negative effect on the process undertaken by the Company. None of the entities that have engaged in discussions with the Company in connection with a potential purchase of the Company or its businesses have expressed the view that the existence of the Company's rights plan (or, for that matter, the fact that the Company is subject to Section 203 of the Delaware corporation law) is in any way an impediment to their interest in the Company or their ability to formulate a proposal. Not one of them has asked the Company to remove its rights plan (or opt out of Section
203) in advance of making a bid or entering into a transaction. In fact, empirical studies, including two conducted by J.P. Morgan & Co. in 1995 and 1997, show that companies with rights plans receive higher takeover premiums than those without such plans and that rights plans do not decrease the likelihood that takeover bids will be made or completed. For example, the 1997 J.P. Morgan & Co. study found that:

o premiums paid to companies with rights plans were nearly 10% higher on average than premiums paid to purchase target companies that did not have such rights plans;

o the presence of a rights plans did not increase the likelihood that a hostile takeover bid would be defeated or that a friendly bid would be withdrawn; and

o a rights plans did not reduce the likelihood that a company would become a takeover target.

      FOR THESE REASONS, THE BOARD DOES NOT BELIEVE THAT REPEAL OF THE COMPANY'S RIGHTS PLAN WOULD HAVE ANY POSITIVE EFFECT ON THE COMPANY'S EFFORTS TO MAXIMIZE SHAREHOLDER VALUE THROUGH A SALE OR MERGER OF THE COMPANY. THE BOARD DOES BELIEVE, HOWEVER, THAT DISMANTLING THE RIGHTS PLAN COULD HINDER THE SALE PROCESS. To the extent that such action could cause a potential buyer to conclude that the Board may not be able to effectively consummate a transaction, the Board believes that repeal of the rights plan would damage the sale process. Moreover, while the Board is fully committed to bringing about a sale or merger of the Company, the Board will do so only if it continues to believe, assisted by its financial advisors, that such course of action is in the best interests of, and will maximize value for, all shareholders. The Board could, for example, determine that offers for the Company or its businesses are inadequate or unattractive and that prolonging management's involvement in an unlikely sale or merger process could come at the expense, rather than serve the best interests, of the shareholders. In those circumstances, the Board could reverse its course and decide instead to devote its and management's efforts to successfully managing the Company and its businesses. Should the Board take such action, the Board believes that the interests of Hercules' shareholders would be better served if the Company continued to have in place its current rights plan.

      It is also important to remember that the Board's use of the rights plan is subject to its fiduciary duties to shareholders and to review by the courts. The Delaware courts have made clear that a board's decision to refuse to make a rights plan inapplicable to an acquisition proposal is subject to review under well established principles of Delaware law. By the same token, by precluding the Board from using the rights plan under circumstances in which the Board believes it would benefit shareholders -- for example, to defend the Company from hostile acquisitions at unattractive prices -- a repeal of the rights plan could actually require the Board to act in a manner inconsistent with what it believes to be its fiduciary duties; as repeatedly stated by the Delaware courts, a board of directors has the affirmative legal duty to respond to and resist takeover attempts that it determines in good faith to be contrary to the best interests of the corporation and its shareholders.

      ISP's proxy statement finally states that ISP is seeking election of its nominees in order to reverse the requirement under the Company bylaws that directors be elected by a majority vote of all outstanding shares. ISP claims that the Company's directors should be elected by plurality vote -- that is, based on the number of votes cast at the annual meeting. Article II, Section 2 of the Company bylaws provides that directors are elected at each annual meeting by the majority vote of the stock then issued and outstanding and entitled to vote at the annual meeting. ISP claims that the voting requirement for electing directors stated in this provision is "ambiguous," and that the existing bylaw provision should be interpreted to mean that directors may be elected by plurality vote.

      The Company believes that ISP's contention is without merit. The provisions of Article II, Section 2 plainly state that: "[a]t each annual meeting, there shall be elected by ballot, by the majority vote of the stock then issued and outstanding and entitled to vote thereat, the number of directors necessary to fill the class of those whose term then expires." There is no ambiguity in that provision.

      The Board believes that a requirement that new directors acquire their seats on the Hercules Board only if a majority of the outstanding shares vote in favor of the nominee, far from disenfranchising shareholders, is desirable because Board composition should not be affected unless a genuine majority of the equity of the Company supports the election of a particular nominee or nominees. We do not believe there is anything unfair, or contrary to shareholder interests, in requiring that a nominee secure the affirmative support of a majority of the equity of the Company in order to be elected.

                               THE ANNUAL MEETING

WHO IS ENTITLED TO VOTE

      Shareholders of record as of the close of business on April 12, 2001, will be entitled to vote for each share registered in the shareholder's name. As of March 6, 2001, there were 108,115,824 shares of Hercules common stock outstanding.

HOW YOU MAY VOTE

      You may vote by completing and returning the enclosed WHITE proxy card by mail. To vote your proxy, mark your selections on the enclosed WHITE proxy card, date and sign your name exactly as it appears on your card.

      If you sign your WHITE proxy card but do not make any selections, you will give authority to Thomas L. Gossage and Israel J. Floyd to vote on the proposals and any other matter that may arise at the annual meeting. Messrs. Gossage and Floyd intend to use that authority to vote for the election of all of the Hercules nominees and for the appointment of PricewaterhouseCoopers LLC as the Company's 2001 independent accountants.

VOTE REQUIRED AND VOTING PROCEDURES

      According to the Company bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Votes will be counted and certified by independent inspectors of election. Under the rules of the SEC, boxes and a designated blank space are provided on the proxy card for you to mark if you wish to vote "for" or "withhold" authority for one or more of the nominees for director or to vote "for" or "against" or "abstain" from voting on the proposal concerning the Company's 2001 independent accountants.

            Pursuant to the Company bylaws, directors are elected by a majority vote of all issued and outstanding Hercules shares. Votes withheld in connection with the election of one or more nominees for director will not be counted as votes cast for those individuals and therefore will have the same effect as not voting for director nominees. Brokers who hold shares in street name have the authority to vote on certain matters in their discretion when they have not received specific instructions from the beneficial owners of those shares. There are certain matters, however, on which brokers are not allowed, by stock exchange rules, to vote without specific instructions from the beneficial owners. Because ISP has initiated this proxy contest, this election of directors will be one of those matters. When a broker does not indicate a vote on a proxy card because it has not received instructions from the beneficial owner, a "broker non-vote" has occurred. These broker non-votes will not be counted as votes cast for the nominee directors and therefore, like votes withheld, will have the effect of votes against those individuals. Because under Hercules' bylaws directors need a majority vote of all issued and outstanding Hercules shares to be elected, votes withheld and broker non-votes will have the effect of votes against the ISP nominees, while the Hercules nominees will retain their seats on the Board even if they do not receive a majority vote of all issued and outstanding Hercules shares unless the ISP nominees receive such a vote.

      Ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for 2001 will require the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the 2001 annual meeting. Abstentions and broker non-votes are counted in determining whether a quorum is present but are not counted in determining the votes cast for or against the 2001 independent accountants selection proposal.

      You are urged to sign and date the enclosed WHITE proxy card and return it in the enclosed prepaid envelope whether or not you plan to attend the annual meeting. A person giving any proxy has the power to revoke it (even if such proxy was not solicited by the Hercules Board or ISP) at any time before the voting by submitting to the Company or to ISP a written revocation or duly executed proxy bearing a later date. In addition, any shareholder who attends the annual meeting in person may vote by ballot at the meeting, thereby canceling any proxy previously given. YOU ALSO ARE URGED NOT TO SIGN ANY BLUE PROXY CARDS SENT TO YOU BY ISP. EVEN IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY ISP, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED.

EMPLOYEE SAVINGS PLANS

      Your WHITE proxy card will include full shares credited to your savings plan as of April 12, 2001. Fractional shares are not included. The plan trustee will vote your shares after consideration of your preferences as indicated on your WHITE proxy card. If you do not vote, the plan trustee will vote your shares in proportion to the other proxies received from plan participants.

SHAREHOLDER PROPOSALS

      To be included in Hercules' 2002 proxy statement, shareholder proposals must be submitted in writing and received by Israel J. Floyd, Esquire, Corporate Secretary, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001, no later than December 12, 2001 (or, if the date of the annual meeting is changed by more than 30 days from the date of this year's annual meeting, a reasonable time before the Company begins to print and mail its proxy materials). Upon receipt of a proposal, the Company will determine whether or not to include the proposal in Hercules' 2002 proxy statement in accordance with applicable law.

      If any shareholder wishes to present a proposal to the Company's 2002 annual meeting that is not included in the Company's proxy statement for that meeting and fails to submit such proposal on or before February 27, 2002, then the persons named as proxies in the Company's proxy card accompanying the proxy statement for the 2002 annual meeting will be allowed to use their discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the Company's proxy statement for the 2002 annual meeting.

SHAREHOLDER NOMINATION OF DIRECTORS

      Shareholders may submit written recommendations with respect to director nominees (accompanied by a notarized statement from the nominee indicating willingness to serve if elected and principal occupations or employment over the past five years) to the Chairman of the Nominating Committee, c/o Israel J. Floyd, Esquire, Corporate Secretary, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001.


                              ELECTION OF DIRECTORS

      The Company's restated certificate of incorporation and bylaws provide for three classes of directors, with the term of one class expiring at each annual meeting of the shareholders. Pursuant to the authority granted to the Board in Article Six of the restated certificate of incorporation, the Board has determined that, effective on the date of the 2001 annual meeting, the number of directors is fixed at 12: four in the class whose term expires in 2002, four in the class whose term expires in 2003 and four in the class whose term expires in 2004. At the 2001 annual meeting, four directors are to be elected, all of whom shall constitute the class whose term will expire in 2004. The Board has nominated Mr. Thomas L. Gossage (director since 2000), Mr. Ralph L. MacDonald, Jr. (director since 1989), Mr. John A. H. Shober (director since 1998) and Ms. Paula A. Sneed (director since 1994), who currently are serving as directors. Dr. Robert G. Jahn, whose term expires in 2001, has reached the retirement age of 70 under the Company's Board policies and, accordingly, is not seeking reelection. Each nominee has consented to serve for the specified term. It is intended that the shares represented by the accompanying proxy will be voted for the election of Messrs. Gossage, MacDonald and Shober and Ms. Sneed.

      If for any reason any nominee should be unavailable to serve as a director at the time of the annual meeting, a contingency which the Board does not expect, the shares represented by the accompanying proxy may be voted for the election in his or her stead of such person as may be determined by the holders of the proxy, unless the proxy withholds authority to vote for all director nominees. The majority vote of the outstanding shares of common stock entitled to vote at the annual meeting is required to elect each director. We unanimously recommend a vote "FOR" each of the nominees.

      ISP is seeking to elect its own slate of four directors in opposition to the nominees proposed by your Board. YOUR BOARD BELIEVES THAT THE ELECTION OF ISP'S NOMINEES WOULD NOT BE IN YOUR BEST INTERESTS AND OPPOSES SUCH ELECTION FOR SEVERAL REASONS.

      Under "Background of ISP's Proxy Contest," we explain the reasons why we do not believe that, contrary to its public statements, ISP is actually seeking to maximize value for all Hercules shareholders, or that ISP is better positioned than your Board to bring about the sale of the Company. Since the Board, with the assistance of its financial advisors, is actively engaged in a shareholder value maximization process, the Board believes that IT is in the best position to be an impartial auctioneer for the sale or merger of the Company -- in its entirety or by business unit -- in order to maximize value for all of the Company shareholders, while protecting shareholders against potential abuses during a takeover. There can be no assurance that a transaction will occur.

      The Board believes that, because two of ISP's nominees are officers of ISP, if elected to the Hercules Board, they could potentially face a conflict of interest as a result of their duties to ISP (and therefore to Mr. Heyman), on the one hand, and their duties to all Hercules shareholders, on the other. In addition, according to ISP's proxy statement, the other two ISP nominees will each be receiving $25,000 from ISP for their services as nominees. In contrast, none of Hercules' nominees would face such a conflict of interest.

      FOR THESE REASONS, YOUR BOARD BELIEVES YOU WOULD BE FAR BETTER SERVED BY ELECTING THE COMPANY'S NOMINEES -- THOMAS L. GOSSAGE, RALPH L. MACDONALD, JR., JOHN A. H. SHOBER AND PAULA A. SNEED -- TO THE BOARD, AND YOU ARE URGED TO VOTE FOR THESE INDIVIDUALS ON THE ENCLOSED WHITE PROXY CARD. THE BOARD URGES YOU NOT TO SIGN ANY BLUE PROXY CARD SENT TO YOU BY ISP.

      The following information relates to the Company's nominees for reelection at the 2001 annual meeting, the other directors and the named executive officers of the Company, who include those serving as Chief Executive Officer and the other most highly compensated executive officers of the Company. There are no family relationships among the directors and executive officers of the Company. The Board held 23 meetings in 2000.

HERCULES NOMINEES FOR DIRECTORS

THOMAS L. GOSSAGE -- Director since 2000

Mr. Gossage, age 66, is Chairman and Chief Executive Officer of Hercules Incorporated. Mr. Gossage became Chairman and Chief Executive Officer on
October 17, 2000. He is a native of Nashville, Tennessee, and earned his B.S. and M.S. degrees in Chemical Engineering from the Georgia Institute of Technology in 1956 and 1957, respectively. Mr. Gossage joined Hercules in 1988 as President, Hercules Specialty Chemicals Company, after serving 26 years with Monsanto Company. He was named President and Chief Executive Officer of Aqualon Company in 1989. Later that year, he was named Senior Vice President of Hercules and was elected to the Hercules board of directors. Mr. Gossage became Chairman and Chief Executive Officer of Hercules in 1991 and was also President from 1992 to 1995. Mr. Gossage stepped down as Chief Executive Officer on August 1, 1996, and as Chairman on December 31, 1996.

He retired from Hercules effective January 1, 1997. In May 1997, The American Section of the Societe de Chimie Industrielle awarded Mr. Gossage the International Palladium Medal. Mr. Gossage is a member of the board of directors of The Dial Corporation, Alliant Techsystems Inc., and Fluor Corporation.

RALPH L. MACDONALD, JR. -- Director since 1989

Mr. MacDonald, age 59, has been a principal in Amelia Investment Corp., a private investment firm dedicated to the acquisition and development of small- to medium-sized industrial manufacturing and distribution companies, since July 1996. Prior to joining Amelia, he was a principal in Island Capital Corporation, a firm similar to Amelia, and managing director of Global Corporate Finance, Bankers Trust Company. He also is a director of Gaylord Container Corporation.

JOHN A. H. SHOBER -- Director since 1998

Mr. Shober, age 67, is a private investor. He served as Vice Chairman of the board of directors of Penn Virginia Corporation, a natural resources company, from 1992 to 1996. Mr. Shober is a director of Airgas, Inc., Anker Coal Company, C&D Technologies, Inc., Ensign Bickford Industries, Inc., First Reserve Corporation, MIBRA GmbH, Penn Virginia Corporation, and several other organizations, including The Eisenhower Exchange Fellowships.

PAULA A. SNEED -- Director since 1994

Ms. Sneed, age 53, is Group Vice President, President e-Commerce and Marketing Services of Kraft Foods, Inc., the nation's largest packaged foods company. She joined General Foods (which later merged with Kraft Foods) in 1977 and has held a variety of management positions, including Vice President, Consumer Affairs; Senior Vice President and President, Foodservice Division; Executive Vice President and General Manager, Desserts Division; Executive Vice President and General Manager, Dinners and Enhancers Division; Senior Vice President, Marketing Services and Chief Marketing Officer; and Executive Vice President, President e-Commerce Division. She is also a director of Airgas, Inc.

DIRECTORS CONTINUING IN OFFICE

TERMS EXPIRING IN 2002:

JOHN G. DROSDICK -- Director since 1998

Mr. Drosdick, age 57, is Chairman, Chief Executive Officer and President of Sunoco, Inc., an independent petroleum refiner-marketer in the United
States. He was president and Chief Operating Officer of Sunoco from 1996 to 2000. Mr. Drosdick was president of Ultramar Corporation from 1992 to 1996. He is a director of Sunoco, Inc., and serves on the board of Lincoln National Corporation.

GAYNOR N. KELLEY -- Director since 1989

Mr. Kelley, age 69, retired as Chairman and Chief Executive Officer of The Perkin-Elmer Corporation, a manufacturer of biotechnology instrumentation and systems, in June 1996. He is a member of the boards of directors of Alliant Techsystems Inc. and Prudential Insurance Co. of America.

PETER MCCAUSLAND -- Director since 1997

Mr. McCausland, age 51, is Chairman and Chief Executive Officer of Airgas, Inc. (a distributor of industrial, medical, and specialty gases and related equipment), a company he founded in 1982. He served as General Counsel for MG Industries, Inc., an industrial gas producer. He was a partner in the firm of McCausland, Keen & Buckman that specialized in mergers, acquisitions, and financings. He is a director of the Independence Seaport Museum and The Eisenhower Exchange Fellowships.

GEORGE MACKENZIE -- Director since 2000

Mr. MacKenzie, age 51, is Vice Chairman of the Hercules Board. Mr. MacKenzie joined Hercules in 1979, in 1988 was named Vice President and Controller and in 1991 became Vice President and Treasurer. In 1995, he was named Vice President, Finance, and later that year he was named Vice President and Chief Financial Officer. In 1996, he was named Senior Vice President and Chief Financial Officer, and in 1999 became Executive Vice President, Hercules Incorporated, President, Chemical Specialties Segment and Chief Financial Officer. Mr. MacKenzie became Executive Vice President and Chief Financial Officer in April 2000. He assumed his current position in November 2000.
Mr. MacKenzie is a member of the Board of Trustees of the Medical Center of Delaware and the Investment Committee at the University of Delaware as well as Manufacturers' Alliance. Mr. MacKenzie is also on the board of directors of C&D Technologies, Inc., Blue Bell, Pennsylvania, where he is chair of the Audit Committee.

TERMS EXPIRING IN 2003:

RICHARD FAIRBANKS -- Director since 1993

Mr. Fairbanks, age 60, is a Counselor at the Center for Strategic & International Studies. He was Ambassador-at-Large under President Reagan. He is a member of the boards of directors of SEACOR Smit, Inc., GATX Corporation, and SPACEHAB, Inc.; member, Council on Foreign Relations, Council of American Ambassadors; and founder, The American Refugee Committee of Washington.

ALAN R. HIRSIG -- Director since 1998

Mr. Hirsig, age 61, retired as President and Chief Executive Officer of ARCO Chemical Company, which was bought by Lyondell Chemical Company, in 1998. He is a director of Philadelphia Suburban Corporation, Celanese A.G., and Checkpoint Systems Corporation. Additionally, he is a director or trustee of Bryn Mawr College, Curtis Institute of Music, Rosenbach Museum and Library, as well as a chairman of the YMCA of Philadelphia. Mr. Hirsig served as past chairman of the Chemical Manufacturers Association.

EDITH E. HOLIDAY -- Director since 1993

Ms. Holiday, age 49, is an attorney. She was assistant to the President of the United States and Secretary of the Cabinet from 1990 until early 1993 and served as General Counsel of the U.S. Treasury Department from 1989 through 1990. She served as counselor to the Secretary of the Treasury and Assistant Secretary for Public Affairs and Public Liaison, U.S. Treasury Department from 1988 to 1989. Ms. Holiday is a director of Amerada Hess Corporation, H.J. Heinz Company, Beverly Enterprises, Inc., RTI International Metals, Inc., and director or trustee of various investment companies in the Franklin Templeton Group of Funds.

H. EUGENE MCBRAYER -- Director since 1992

Mr. McBrayer, age 69, retired as President of Exxon Chemical Company in January 1992, after 37 years of service. He is a former Chairman of the Board of the Chemical Manufacturers Association.

DIRECTORS RETIRING FROM OFFICE

ROBERT G. JAHN -- Director since 1985

Professor Jahn, age 70, has taught at Princeton University, Department of Mechanical and Aerospace Sciences since 1962. He was Dean of the School of Engineering and Applied Science at Princeton, 1971-1986. Professor Jahn is a trustee, fellow, and a member of several academic and professional societies. He is Vice President and a founding member of the Society for Scientific Exploration.

Professor Jahn, whose term expires in 2001, has reached the retirement age of 70 under the Company's Board policies and, accordingly, is not seeking reelection and will be retiring after 16 years of service.

                               BOARD OF DIRECTORS

      The members of our board of directors are: J. G. Drosdick, R. Fairbanks, T. L. Gossage, A. R. Hirsig, E. E. Holiday, R. G. Jahn, G. N. Kelley, R. L. MacDonald, Jr., G. MacKenzie, H. E. McBrayer, P. McCausland, J.
A. H. Shober, and P. A. Sneed. Mr. Gossage was appointed a director on October 17, 2000 and is the Chairman of the Board. Mr. MacKenzie was appointed a director on April 5, 2000, and became Vice Chairman of the Board on November 15, 2000. Dr. Jahn, whose term expires in 2001, is not seeking reelection and will be retiring as of the 2001 annual meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

      AUDIT -- Reviews and discusses auditing, accounting, financial reporting and internal control functions with management. Recommends the appointment of the Company's independent accountants, reviews their services and receives written disclosures from them. The Audit Committee is governed by a charter. All members are independent (as "independence" is defined in the New York Stock Exchange listing standards). The members of the Audit Committee are:
H. E. McBrayer, A. R. Hirsig, R. L. MacDonald, Jr. and J. A. H. Shober. Mr. McBrayer is the Chairman of the Audit Committee. The Audit Committee held eight meetings in 2000.

      COMPENSATION -- Administers executive compensation programs, policies and practices. Acts in an advisory role on employee compensation. All members are non-employee directors. The members of the Compensation Committee are:
J. G. Drosdick, G. N. Kelley, P. McCausland and P. A. Sneed. Mr. Kelley is the Chairman of the Compensation Committee. The Compensation Committee held seven meetings in 2000.

      EMERGENCY -- Has limited powers to act on behalf of the Board whenever the Board is not in session. Meets only as needed and acts only by unanimous vote. If any non-employee director wants a matter to be addressed by the Board rather than the Emergency Committee, then such matter is submitted to the Board. The members of the Emergency Committee are: J. G. Drosdick, T.
L. Gossage, R. G. Jahn, A. R. Hirsig, P. McCausland, and J. A. H. Shober. Mr. Shober is the Chairman of the Emergency Committee. The Emergency Committee held no meetings in 2000.

      FINANCE -- Reviews Hercules' financial affairs. Has full and final authority on certain financial matters. Serves as the named fiduciary for all of Hercules' employee benefit plans. The members of the Finance Committee are: R. Fairbanks, T. L. Gossage, E. E. Holiday, R. L. MacDonald, Jr. and P.
A. Sneed. Mr. MacDonald is the Chairman of the Finance Committee. The Finance Committee held three meetings in 2000.

      INTERNATIONAL -- Reviews Hercules' international business, programs and activities with a focus on opportunities for expansion. The members of the International Committee are: R. Fairbanks, E. E. Holiday, H. E. McBrayer and
J. A. H. Shober. Mr. Fairbanks is the Chairman of the International Committee. The International Committee held three meetings in 2000.

      NOMINATING -- Considers and recommends nominees for election as directors and officers. Conducts an annual evaluation of the Board. All members are non-employee directors. The members of the Nominating Committee are: J. G. Drosdick, E. E. Holiday, R. G. Jahn, G. N. Kelley and P. McCausland. Mr. Holiday is the Chairman of the Nominating Committee. The Nominating Committee held eight meetings in 2000.

      SOCIAL RESPONSIBILITY -- Reviews Hercules' policies, programs and practices on equal employment opportunity; environmental, safety and health matters; ethics; and community affairs. The members of the Social Responsibility Committee are: T. L. Gossage, A. R. Hirsig,
R. G. Jahn and P. A. Sneed. Ms. Sneed is the Chairman of the Social Responsibility Committee. The Social Responsibility Committee held three meetings in 2000.

      TECHNOLOGY -- Reviews the strategic direction of Hercules' intellectual property, research and development and emerging technologies. The members of the Technology Committee are: T. L. Gossage, A. R. Hirsig, R. G. Jahn, G. N. Kelley and H. E. McBrayer. Dr. Jahn is the Chairman of the Technology Committee. The Technology Committee held four meetings in 2000.

      During 2000, each of the directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which he or she served during the time for which he or she served.

COMPENSATION OF DIRECTORS

      Employee directors receive no additional compensation other than their normal salary for serving on the Board or its Committees.

      During 2000, non-employee directors received a right to defer compensation in exchange for restricted stock under the Non-employee Director Stock Accumulation Plan; a $23,000 annual fee; $1,000 for each meeting attended; $3,000 for chairing a committee; $1,000 per day for special assignments; and reimbursement for out-of-pocket expenses.

      NON-EMPLOYEE DIRECTOR STOCK ACCUMULATION PLAN. Directors can defer all or part of their compensation in exchange for stock (restricted until retirement from the Board) at 85% of the fair market value of such stock on the date of exchange.

      Each director annually receives a nonqualified stock option to purchase 3,000 shares of common stock. The option price is the fair market value of the Hercules common share on the date of grant. As each non-employee director received an accelerated grant of 9,000 stock options in 1998 in lieu of any annual stock option grant for the next three years, no grant was made during 2000. Vesting occurs in three equal annual increments beginning one year after the grant date.

      EQUITY AWARD. Each director has a one-time opportunity to purchase 750 Hercules common shares at fair market value when first elected to the Board. Upon the purchase, Hercules awards an additional 1,500 Hercules common shares that cannot be transferred until retirement or resignation from the Board.

      RESTRICTED STOCK UNITS. Upon election to the Board, each director receives 1,100 restricted stock units, which are placed in an unfunded account where they accrue dividend equivalents and interest. Each restricted stock unit represents the right to receive one Hercules common share at retirement. Restricted stock units do not carry any voting rights. Of these units, 200 immediately vest. Thereafter, for every year served on the Board, 100 additional units vest (up to a maximum of nine years). Upon retirement from the Board, all vested restricted stock units are paid in Hercules common shares in a lump sum or spread over a period not to exceed ten years.

      CHARITABLE AWARD PROGRAM. This program is designed to promote charitable giving. It is available to directors and is funded by life insurance policies on the lives of the directors. Upon the retirement or death of a director, Hercules will donate Hercules common shares with an expected aggregate value of $1,000,000, to one or more designated charitable institutions over a ten-year period. The actual number of Hercules common shares delivered to the charitable institutions will be based on a projected share price growth. The first installment will be paid immediately after the director's retirement or death, but no sooner than April 1, 2002.

      Directors derive no financial benefit from this program since all charitable deductions accrue solely to Hercules. Furthermore, the insurance funding is structured so that the program results in nominal cost to Hercules over time.

CERTAIN TRANSACTIONS AND LEGAL MATTERS

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's common stock to file with the SEC and the New York Stock Exchange reports of beneficial ownership and changes in beneficial ownership of the common stock and other equity securities of the Company. These persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those reports furnished to the Company, the Company believes that, during 2000, its directors, executive officers and holders of more than 10% of the Company's common stock complied with all applicable Section 16(a) filing requirements.


                 RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS
                        INDEPENDENT ACCOUNTANTS FOR 2001

      The Audit Committee and the Board believe that PricewaterhouseCoopers LLP has invaluable knowledge about Hercules. Partners and employees of PricewaterhouseCoopers are periodically changed, providing Hercules with new expertise and experience. Representatives of PricewaterhouseCoopers have direct access to the Audit Committee and regularly attend the Audit Committee's meetings. Representatives of PricewaterhouseCoopers will attend the annual meeting to answer questions and may make a statement if they choose to do so. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the annual meeting is required to ratify PricewaterhouseCoopers as independent accountants for 2001.

      YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.

                                  OTHER MATTERS

      The Board is not aware of any matters, other than those described above, that will be presented for consideration at the annual meeting. If other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote thereon in accordance with their best judgment. Moreover, the Board reserves the right to adjourn or postpone the annual meeting, depending on circumstances and the Board's belief that such adjournments or postponements would be in the best interests of the Hercules shareholders.

                      USE OF PREVIOUSLY PUBLISHED MATERIAL

      This proxy statement includes quotations from previously published material contained in periodicals and newspapers, the source of which, including the name of the author and date of publication, has been cited when used. Because these are public documents, we did not seek the consent of the author or publication to the use of any such material as proxy soliciting material. We have not directly or indirectly paid or proposed to make any payments or give any other consideration in connection with the preparation, publication or republication of any such material.

                             AUDIT COMMITTEE REPORT

      The Board has charged the Audit Committee with a number of responsibilities, including review of the adequacy of the Company's financial reporting and accounting systems and controls. The Audit Committee has a direct line of communication with the Company's independent accountants and the Director, Auditing Services. The Audit Committee is composed entirely of independent directors as defined by the listing standards of the New York Stock Exchange. The Board has adopted a written Audit Committee charter, a copy of which is included as Annex III to this proxy statement.

      The Audit Committee has received from the independent accountants written disclosures and a letter concerning the independent accountants' independence from Hercules, as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." These disclosures have been reviewed by the Audit Committee and discussed with the independent accountants.

      In the discharge of its responsibilities, the Audit Committee will review and discuss with management and the independent accountants the audited consolidated financial statements for fiscal 2000. In addition, the Audit Committee will discuss with the independent accountants matters such as the quality (in addition to acceptability), clarity, consistency and completeness of the Company's financial reporting, as required by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

      Based on these reviews and discussions, the Audit Committee will recommend to the Board that the audited consolidated financial statements be included in the Hercules 2000 Annual Report on Form 10-K for filing with the SEC.

FEES OF INDEPENDENT ACCOUNTANTS

      AUDIT FEES. Fees billed by our independent accountants for professional services rendered to us in connection with the audit of the Company's financial statements for the year ended December 31, 2000 and the review conducted by the independent accountants of the financial statements included in the quarterly reports on Form 10-Q that we were required to file during 2000 were approximately $2.1 million, of which an aggregate amount of $1.4 million has been billed through December 31, 2000.

      FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. Our independent accountants did not render financial information systems design and implementation services to us during fiscal 2000.

      ALL OTHER FEES. The aggregate fees billed by our independent accountants for professional services rendered to us during 2000, other than the audit services referred to above, were approximately $8.6 million, and primarily include services rendered to us in connection with tax planning and compliance, other audit related services and non-information system finance process controls consulting.

      The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.


                                          Audit Committee

                                          H. E. McBrayer, Chair
                                          A. R. Hirsig
                                          R. L. MacDonald, Jr.
                                          J. A. H. Shober

                      REPORT OF THE COMPENSATION COMMITTEE

      The Hercules Executive Compensation Policy, as established by the Compensation Committee, is to pay a competitive base salary component adjusted for individual performance while linking annual incentive compensation to achievement of specific corporate goals, which are identified as necessary components in achieving the business plan of the Company. The Executive Compensation Policy also includes a long-term incentive component that is directly linked to shareholder interest through grants of stock-based awards. The total potential value of these components is then benchmarked against competitive norms for our industry group. Additionally, it is the policy of the Compensation Committee to recognize extraordinary achievements through special stock-based awards.

BASE SALARY

      In 1999, Dr. Vincent J. Corbo, then Chief Executive Officer of Hercules, consistent with his executive team concept, requested Compensation Committee approval to adjust the base salaries of team members to the same level. Following approval, salary adjustments were made in 1999 and in early 2000 taking into consideration competitive pay levels for similar level positions in the chemical and general industry segments, including those designated in the Standard & Poor's Chemical and Specialty Chemical Indices. Since 1999, there have been no merit increases granted or performance adjustments made to these salaries.

      In 2000, the Company's performance did not meet the goals established at the beginning of the year. Accordingly, Dr. Corbo's salary was not adjusted from the level that was established in 1999. Effective November 1, 2000, Dr. Corbo retired from Hercules.

      In accordance with Mr. Gossage's agreement to return to Hercules on October 17, 2000, as Chairman of the Board and Chief Executive Officer, the Compensation Committee entered into an agreement with Mr. Gossage under which Mr. Gossage agreed to forego a base monthly salary (other than one dollar per week for benefit participation purposes).

ANNUAL INCENTIVE

      The Management Incentive Compensation Plan ("MICP") is based upon the achievement of predetermined financial, corporate, organizational unit and individual goals. For 2000, corporate and business unit performance was measured by earnings per share (weighted 30%), net cash flow (weighted 30%), revenue growth (weighted 10%) and earnings before interest, taxes, depreciation and amortization (weighted 30%) against business plan goals established at the beginning of the year. Individual performance is measured primarily by performance against goals formally established at the beginning of the year. For the Chief Executive Officer and other executive officers, the Compensation Committee reviews these individual objectives versus results achieved, and determines MICP payouts accordingly. MICP awards are paid in cash up to the target bonus level and in restricted stock if performance warrants payouts above the target level. No payouts occur under this plan unless certain minimum performance levels are exceeded. The maximum payout under this plan is 200% of the target pool at outstanding levels of performance. The Compensation Committee intends that payouts at target levels result in executive compensation at competitive market levels.

      For the performance year 2000, plan thresholds were not achieved. Therefore, no payouts were made under the plan for the Chief Executive Officer, named officers or any other participant in MICP.

      Mr. Gossage has agreed not to be eligible for any MICP award.

LONG-TERM INCENTIVES

      The focus of the Long-Term Incentive Compensation Plan is to place pay at risk and to align its value directly with shareholder value. Under this plan the Compensation Committee grants to officers and other key employees stock and/or stock options that vest at predetermined intervals and/or on an accelerated basis upon achievement of predetermined objectives. The plan permits the Chief Executive Officer to approve all awards for other eligible employees.

      In 2000, the Compensation Committee granted stock options to Messrs. Corbo, DiDonna, MacKenzie, Floyd and Tucci and to Ms. Barry, as listed in the summary compensation table. In addition, Messrs. MacKenzie and Floyd were granted restricted stock in the year 2000. In determining the above grants, the Compensation Committee considered the individual executives' responsibilities, accountabilities, position in the Company, and competitive compensation data provided by an outside consulting firm.

      In lieu of receiving a fixed salary or annual incentive award (other than the previously referenced salary of one dollar per week), Mr. Gossage was granted restricted stock and stock options, listed in the summary compensation table, as his total compensation package.

IRS LIMITS ON THE DEDUCTIBILITY OF COMPENSATION

      Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to named executives is not deductible unless it is performance-based compensation and satisfies the conditions of the available exemption. Base salary does not qualify as performance-based compensation for purposes of Section 162(m), while option grants made to the Chief Executive Officer and other named executives qualify for deductibility under Section 162(m).

STOCK OWNERSHIP GUIDELINES

      In 1997, Hercules established formal stock ownership guidelines for executives. The guidelines reinforce the practice of encouraging executives to hold Hercules stock and to closely link their interests with those of shareholders.

                               PERFORMANCE GRAPH

      The following graph shows how an initial investment of $100 in the Company's common stock would have compared to an equal investment in the S&P 500 Index, the S&P Specialty Chemicals Index or the S&P Chemical Index over the five-year period beginning December 31, 1995 and ending December 31, 2000. The graph reflects reinvestment of all dividends.

      The total shareholder return shown on the graph below is not necessarily indicative of future returns on the Company's common stock.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURNS
                   (Assuming an Investment of $100 on December 31, 1995)


                                 [GRAPH OMITTED]


        Hercules Incorporated     S&P 500 Index     S&P Specialty Chemical Index     S&P Chemical Index
        ---------------------     -------------     -----------------------------    ------------------
1995        $100.00                  $100.00                  $100.00                      $100.00
1996        $ 78.06                  $122.96                  $102.57                      $132.11
1997        $ 92.28                  $163.98                  $127.01                      $162.37
1998        $ 51.80                  $210.85                  $108.16                      $147.89
1999        $ 54.96                  $255.21                  $119.73                      $193.45
2000        $ 39.06                  $231.98                  $106.50                      $161.82



                        COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

      The Compensation Committee is composed of four members: Messrs. Drosdick, Kelley (Chairman) and McCausland and Ms. Sneed. None of the members of the Compensation Committee is an officer, employee or former officer or employee of the Company or its subsidiaries. In 2000, none of the members of the Compensation Committee had any relationship requiring disclosure in accordance with Item 402(j)(3) of Regulation S-K of the SEC.


                          BENEFICIAL OWNERSHIP OF STOCK

      The following table sets forth information, as of March 6, 2001, with respect to the beneficial ownership of Hercules common shares by

o     beneficial owners of more than five percent of Hercules common stock,

o     each Hercules director and nominee for director,

o each of the executive officers named in the summary compensation table set forth below, and

o     all directors, nominees and executive officers of Hercules as a group.


      This beneficial ownership is reported in accordance with the rules of the SEC, under which a person may be deemed to be the beneficial owner of shares if that person has or shares the power to vote or dispose of those shares or has the right to acquire beneficial ownership of those shares within 60 days (for example, through the exercise of an option). Accordingly, the shares shown in the table as beneficially owned by certain individuals may include shares owned by certain members of their respective families. Because of these rules, more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not necessarily an admission of beneficial ownership of those shares by the person indicated.


                                                         SHARES         OPTIONS
                                                       BENEFICIALLY    EXERCISABLE     RESTRICTED    PERCENT OF
NAME                                                    OWNED (1)     WITHIN 60 DAYS  STOCK UNITS      SHARES
----------------------------------------------         ------------   --------------  -----------    ----------
DIRECTORS AND OFFICERS
----------------------

Thomas L. Gossage, Director and Officer (2)                129,003       264,000             0           *
J. Barry, Officer                                           71,954         7,200             0           *
D. W. DiDonna, Officer                                      44,637       148,100             0           *
J. G. Drosdick, Director                                     9,423         6,000         1,100           *
R. M. Fairbanks, III, Director                              12,088        21,000         1,253           *
I. J. Floyd, Officer                                        65,944        71,800             0           *
A. R. Hirsig, Director                                       6,554         6,000         1,100           *
E. E. Holiday, Director                                      3,999        18,000         1,376           *
R. G. Jahn, Director                                        14,236        27,000             0           *
G. N. Kelley, Director                                       9,744        27,000         2,185           *
R. L. MacDonald, Jr., Director                              15,421        27,000         1,928           *
G. MacKenzie, Officer                                      125,997       190,820         1,299           *
H. E. McBrayer, Director                                    77,324        24,000         1,527           *
P. McCausland, Director                                      7,784         9,000         1,100           *
J. A. H. Shober, Director                                    5,250         6,000         1,100           *
P. A. Sneed, Director                                       11,925        18,000         1,253           *
V. J. Corbo, Director and Officer (3)                      109,119       245,200             0           *
H. J. Tucci, Officer (4)                                    53,231       209,200             0           *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP            773,633     1,325,320        15,221         2.0%


5% SHAREHOLDERS
---------------
International Specialty Products, Inc. (5)              10,719,200                                       9.9%
ISP Investments Inc.
ISP Opco Holdings Inc.
c/o ISP Management Company, Inc.
1361 Alps Road
Wayne, New Jersey 07670

T. Rowe Price Associates, Inc. (6)                       7,198,428                                       6.7%
100 E. Pratt Street
Baltimore, Maryland 21202

Mario J. Gabelli and related entities (7)                6,707,400                                       6.2%
c/o Gabelli Asset Management Inc.
One Corporate Center
Rye, New York 10580
---------------------------------------------------------------------------------------------------------------

* Less than 1% of the outstanding Hercules common shares.

(1) Includes shares, as of December 31, 2000, in the Hercules Savings and Investments Plan as follows: J. Barry, 2,351; D.W. DiDonna, 1,276; I. J. Floyd, 1,372; and G. MacKenzie, 3,421; and all directors and officers as a group, 8,420. Includes shares with restrictions and forfeiture risks as specified under the Long-Term Incentive Compensation Plan: T. L. Gossage, 128,003; J. Barry, 38,000; D.W. DiDonna, 39,747; G. MacKenzie, 76,270; I.
     J. Floyd, 45,910; H. J. Tucci, 1,821; and all directors and executive officers as a group, 274,956. Owners have the same voting and dividend rights as other shareholders of Hercules, but no right to sell or transfer. Included in the non-employee directors' totals is a one-time equity award. Mr. Kelley's total includes 1,594 shares that he holds jointly with his spouse.

(2)  Named Chairman and Chief Executive Officer on October 17, 2000.

(3) Resigned as President, Chairman and Chief Executive Officer on October 17, 2000.

(4)  Retired on December 1, 2000.

(5)  Share holding as of March 6, 2001, as reported on Amendment No. 7 to the
     Schedule 13D filed by such shareholder.

(6) Share holding as of March 6, 2001, as reported on Schedule 13G most recently filed by such shareholder.

(7)  Share holding as of March 6, 2001, as reported on Amendment No. 1 to the
     Schedule 13D filed by such shareholder.


                       COMPENSATION OF EXECUTIVE OFFICERS

      The following table contains information concerning compensation paid or to be paid to those serving as Chief Executive Officer and the other most highly compensated executive officers of the Company for services rendered to the Company and its subsidiaries during the past three completed fiscal years.


                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                           ANNUAL COMPENSATION               COMPENSATION AWARDS
                                     ------------------------------  ----------------------------------
                                     SALARY     BONUS      OTHER    RESTRICTED    OPTIONS    INCENTIVE     ALL OTHER
                             YEAR     ($)        ($)       ($)      STOCK(6)($)   (SHARES)   PAYOUTS ($)  COMPENSATION(7)
                             ----    -------    -----      -----    ----------    --------   -----------  ---------------

T. L. Gossage(1)             2000                         27,995    1,848,043    1,000,000                   63,588(8)
Chief Executive Officer and  1999
Chairman                     1998

V. J. Corbo(2)               2000   687,500              281,217                 387,500    2,718,000     6,181,087
Chairman, President          1999   721,878              160,679    3,548,500    112,500                    102,116
and Chief Executive Officer  1998   494,273   320,000     90,493    2,367,602                                93,048

G. MacKenzie                 2000   500,004               17,601      639,375    50,000                      29,649
Vice Chairman(3)             1999   359,170               20,910      893,000                                37,470
                             1998   271,670   200,000     19,514                 160,000                     37,581

D. W. DiDonna                2000   400,008               22,029                 142,000                      5,100
Executive Vice President     1999   357,420               27,508      893,000    33,375                       9,669
Corporate Development        1998   260,402   120,000     11,260                 181,375                      7,855

H. J. Tucci(4)               2000   400,006               31,566                 50,000                      16,355
Executive Vice President and 1999   341,670               72,618      893,000    33,000                      29,966
Chief Development Officer    1998   245,850   185,000     18,707       50,083    175,000                     27,369

I. J. Floyd                  2000   383,340               24,029      256,000    50,000                       9,926
Executive Vice President,    1999   225,259                3,110      517,000    9,375                       10,647
Secretary, and General       1998   165,328    33,000                            50,375                       7,274
Counsel

J. B. Barry(5)               2000   400,000               18,167                 50,000                      12,447
Executive Vice President     1999   323,519                9,824      893,000    39,000                       5,536
Corporate Resources          1998    56,466    20,000


--------------------------------------------
(1) Effective October 17, 2000, Mr. Gossage succeeded Dr. Corbo as Chief Executive Officer and Chairman. Mr. Gossage received a nominal salary of $1.00/week for benefit participation purposes. Mr. Gossage received no other cash compensation (base or annual incentive).

(2) Dr. Corbo resigned his positions as Chairman of the Board, President and Chief Executive Officer of the Company on October 17, 2000, and retired from the Company effective November 1, 2000. His base salary reflects the period through

     October 31, 2000. The "Other" column includes $90,272 for use of the Company plane for Dr. Corbo. Dr. Corbo's termination of employment arrangements are described more fully below under "Employment Contracts." Dr. Corbo's "All Other Compensation" includes, pursuant to the severance agreement outlined under "Employment Contracts," 48 semi-monthly payments of $65,312.50 each, totaling $3,135,000, plus a cash payment of $2,832,754.
     Amounts also included in this column are $22,250, the total value of the annual Company contributions to the defined contribution plans plus earnings thereon, $47,096, the dividends and interest on stock options, and $143,987, dividends on restricted stock units.

(3) Prior to November 15, 2000, Mr. MacKenzie was Executive Vice President and Chief Financial Officer.

(4) Mr. Tucci retired on December 1, 2000. His base salary reflects the period through November 30, 2000.

(5) Ms. Barry became a Hercules employee on October 15, 1998. Salary and bonus for 1998 reflect period from October 15, 1998, to December 31, 1998.

(6) These values are determined by multiplying the number of shares of restricted stock awarded by the closing market price of Hercules common stock on the date of grant and subtracting the consideration, if any, paid by the executive officer. Dividends may be paid on a current basis or accrued. Mr. Floyd's restricted stock grant for the year 2000 will vest only if Hercules' stock price reaches $50 before 11/4/2002.

     The number and value (determined by taking the number of shares of restricted stock multiplied by the year-end closing market price, $19.0625, net of any consideration paid) of aggregate restricted stock holdings is shown below. Included in the table are restricted shares that each executive officer purchased under the terms of the Hercules Long-Term Incentive Compensation Plan as well as shares that have been granted outright. The aggregate amount paid for restricted shares by executive officers was $1,071,907.

(7) Major components of "all other compensation" are listed below in addition to components indicated in notes 2 and 8:



                                 AGGREGATE                                COMPANY MATCH         DIVIDEND AND
                                RESTRICTED                                  (DEFINED          INTEREST CREDITS
    NAME                          SHARES              NET VALUE        CONTRIBUTION PLANS)    ON STOCK OPTIONS
----------------------------  -------------      ---------------       ------------------     -----------------

    T. L. Gossage                 128,003           $2,440,057                     0                    0
    V. J. Corbo                         0                    0                22,250               47,096
    G. MacKenzie                   99,492            1,542,175                18,334               11,314
    D. W. DiDonna                  39,747              724,375                 5,100                    0
    H. J. Tucci                         0                    0                11,846                4,509
    I. J. Floyd                    42,910              741,531                 9,926                    0
    J. B. Barry                    38,000              724,375                12,447                    0


(8) When Mr. Gossage retired from Hercules effective January 1, 1997, as reported in Hercules' 1997 proxy statement, he was granted a special pension benefit to be paid over the period from his retirement through the end of 2001. In connection with his return to Hercules effective October 17, 2000, the remaining 14 monthly payments under this arrangement were settled in a lump sum, as reflected below. The value to Mr. Gossage of this lump sum payment without discount was $63,588, as shown in the table above.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table discloses information concerning individual grants of stock options made during the last completed fiscal year to the executive officers named in the summary compensation table.

                               NO. OF      PERCENT OF
                             SECURITIES      TOTAL
                             UNDERLYING     OPTIONS      EXERCISE OR
                              OPTIONS      GRANTED TO    BASE PRICE     EXPIRATION   GRANT VALUE    GRANT DATE
           NAME               GRANTED      EMPLOYEES       ($/SH)          DATE          DATE        VALUE(1)
------------------------     -----------  -----------    -----------    -----------   ---------     ---------

T. L. Gossage                  500,000(2)     13.9%         14.4375        (2)        10/17/2000   $2,130,500
                               500,000(2)     13.9%         17.325         (2)        10/17/2000    1,636,550
V. J. Corbo                    200,000(3)      5.5%         17.25       10/17/2005    2/18/2000     1,469,580
                               187,500(4)      5.2%         14.0625     10/17/2005    6/30/2000     1,097,888
G. MacKenzie                    50,000(3)      1.4%         17.25       2/18/2010     2/18/2000       442,385
D. W. DiDonna                   50,000(3)      1.4%         17.25       2/18/2010     2/18/2000       442,385
                                92,000(5)      2.5%         16.00       4/27/2010     4/27/2000       746,442
H. J. Tucci                     50,000(3)      1.4%         17.25       12/1/2005     2/18/2000       367,395
I. J. Floyd                     40,000(3)      1.1%         17.25       2/18/2010     2/18/2000       353,908
                                10,000(5)      0.3%         16.00       4/27/2010     4/27/2000        81,135
J. B. Barry                     50,000(3)      1.4%         17.25       2/18/2010     2/18/2000       442,385



--------------------------------------------

(1) The Black-Scholes option-pricing model was used to determine the fair value of employee stock options in the table above as of the date of the grant.

     No adjustments for risk of forfeiture have been made. Significant assumptions are as follows:


                                                   REGULAR
                                                   OPTIONS          PASOs
                                                  -----------     ---------
              Dividend yield                        0.0%             0.0%
              Risk free interest rate               5.9%             6.2%
              Expected life                         3.6 years        5 years
              Expected volatility                  41.3%            35.6%

(2) Vesting date is the earlier of October 15, 2001, or retirement, death or termination because of disability, or a change of control. The expiration date is the first anniversary of retirement, death or termination because of disability.

(3) Vesting schedule is as follows: 40% on February 19, 2001; 40% on February 18, 2002; and 20% on February 18, 2003.

(4) Performance-accelerated stock options (PASOs) become exercisable upon the achievement of predetermined performance goals. If goals are not achieved, the options become exercisable at 9.5 years and expire at 10 years; however, due to retirement, the expiration date for this award is October 17, 2005.

(5) Vesting schedule is as follows: 40% on April 27, 2001; 40% on April 29, 2002; and 20% on April 28, 2003.


              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES


         The table set forth below discloses certain information concerning the exercise of stock options (exercised and unexercised) during the last completed fiscal year by the executive officers named in the summary compensation table as well as certain information concerning the number and value of unexercised options. The value of options is calculated using the difference between the option exercise price and $19.0625 (year-end stock price) multiplied by the number of shares underlying the option.


                                                           NO. OF SECURITIES           VALUE OF UNEXERCISED
                           NO. OF                        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                           SHARES                        OPTIONS AT YEAR-END                AT YEAR-END
                         ACQUIRED ON   VALUE         ---------------------------  --------------  ------------------
         NAME             EXERCISE    REALIZED ($)   EXERCISABLE   UNEXERCISABLE  EXERCISABLE ($)  UNEXERCISABLE ($)
----------------------  ------------ -------------   ------------- -------------  ---------------  -----------------

T. L. Gossage                   0                       264,000     1,174,000             0        3,181,250
V. J. Corbo(1)                  0                       462,700       619,500     1,381,876                0
G. MacKenzie                    0                       170,820       353,500         3,231           90,625
D. W. DiDonna                   0                       148,100       331,175             0          372,375
H. J. Tucci                 9,900        33,825         322,400       120,000       176,975                0
I. J. Floyd                     0                        71,800       112,575        35,812          103,125
J. B. Barry                     0                         7,200        81,800             0           90,625



---------------------------

(1) Dr. Corbo resigned his positions as Chairman of the Board, President and Chief Executive Officer of the Company on October 17, 2000, and retired from the Company effective on November 1, 2000. As a result of his retirement, 187,500 of Dr. Corbo's options became exercisable as of November 1, 2000.

PENSION PLANS

         The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under Hercules' qualified benefits pension plan, as well as nonqualified supplemental benefits, based on the stated remuneration and years of service with Hercules and its subsidiaries.


   REMUNERATION            15 YEARS         20 YEARS        25 YEARS         30 YEARS         35 YEARS
----------------          ---------        ----------      -----------      ----------      -----------
   $200,000                $45,714.00       $60,952.00       $76,190.00      $91,428.00      $106,666.00
    250,000                 57,714.00        76,952.00        96,190.00      115,428.00       134,666.00
    300,000                 69,714.00        92,952.00       116,190.00      139,428.00       162,666.00
    350,000                 81,714.00       108,952.00       136,190.00      163,428.00       190,666.00
    400,000                 93,714.00       124,952.00       156,190.00      187,428.00       218,666.00
    450,000                105,714.00       140,952.00       176,190.00      211,428.00       246,666.00
    500,000                117,714.00       156,952.00       196,190.00      235,428.00       274,666.00
    600,000                141,714.00       188,952.00       236,190.00      283,428.00       330,666.00
    700,000                165,714.00       220,952.00       276,190.00      331,428.00       386,666.00
    750,000                177,714.00       236,952.00       296,190.00      355,428.00       414,666.00
    800,000                189,714.00       252,952.00       316,190.00      379,428.00       442,666.00
    900,000                213,714.00       284,952.00       356,190.00      427,428.00       498,666.00
  1,000,000                237,714.00       316,952.00       396,190.00      475,428.00       554,666.00
  1,500,000                357,714.00       476,952.00       596,190.00      715,428.00       834,666.00
  2,000,000                477,714.00       636,952.00       796,190.00      955,428.00     1,114,666.00


      Annual contributions by Hercules to its qualified pension plan, if any are required, are determined statistically by an independent actuary, and no amount is attributed to an individual employee. Due to the funded status of the qualified pension plan, Hercules did not make a contribution to it in 2000.

      Except in special cases, the aggregate retirement benefit, under both the qualified and nonqualified plans, is an amount determined by taking the sum of
(i) 1.2% of the employee's average annual earnings (based on the highest 60 consecutive months during the last 10 years of employment) up to one-half the Social Security Tax Base ($76,200 in 2000), and (ii) 1.6% of the employee's average annual earnings (as determined above) in excess of one-half of the Social Security Tax Base, multiplied by the employee's total years and months of credited service. For this purpose, "average annual earnings" consist of salary plus annual incentive or bonus compensation.

      For Ms. Barry, who participates in the former BetzDearborn Retirement Plan, the aggregate retirement benefit is determined by taking the sum of (i) 1.2% of the employee's average annual earnings (based on the highest three consecutive calendar years during the last 10 calendar years of employment) up to the Social Security Covered Compensation (average of 35 years of the Social Security Taxable Wage Base), and (ii) 1.8% of the employee's average annual earnings (as determined above) in excess of the Social Security Covered Compensation, multiplied by the employee's total years of credited service.

      For Messrs. Gossage, Corbo, MacKenzie, DiDonna, Tucci and Floyd and Ms. Barry, the compensation amounts used for average annual earnings for 2000 are shown under the "Salary" and "Bonus" columns of the summary compensation table. The estimated credited years of service for Messrs. Gossage, Corbo, MacKenzie, DiDonna, Tucci and Floyd and Ms. Barry are 35, 31, 21, 20, 23, 27 and 9, respectively.

      Until attainment of age 55, Ms. Barry is entitled to, upon retirement or termination for reason other than cause, an enhancement of pension benefits of approximately $750,000 with interest, payable in a lump sum, which represents her years of service to BetzDearborn prior to becoming an employee of Hercules. If Ms. Barry remains with Hercules until she attains 55 years of age, she is entitled to 50% of her final average earnings.

      In February 2000, Hercules granted to Mr. MacKenzie an enhancement of pension benefits upon retirement if he is employed through March 31, 2004, which provides for a supplemental retirement benefit of $4,166.67 per month for 120 consecutive months plus an additional 3 years of service credit and the elimination of the early retirement reduction, if otherwise applicable.

EMPLOYMENT CONTRACTS

      On October 17, 2000, Hercules entered into a written agreement with Mr. Gossage which provides for him to suspend his regular Hercules retirement benefits and serve as our Chairman and Chief Executive Officer. Mr. Gossage's compensation consists of (i) a nominal salary of $1.00 per week to cover employee benefit participation requirements plus employment-related benefits available to other salaried employees and (ii) the grant under the terms of our Long-Term Incentive Compensation Plan of (a) a stock option to purchase 1,000,000 Hercules common shares, half at a per share exercise price of $14.4375 (the price of our common stock on the date of grant) and the balance at a per share exercise price of $17.325 and (b) 128,003 shares of restricted stock. The stock options and restricted stock vest at the earlier of October 15, 2001, or his retirement, death or termination because of disability or a change in control. Hercules also agreed to accelerate payment of the balance of a special pension benefit of $1,300,000 per year over 5 years, which became effective January 1, 1997. This special pension was reported in the 1997 proxy statement.

      On October 17, 2000, Dr. Corbo resigned from all of his positions at Hercules and its subsidiaries including his positions as Chief Executive Officer and Chairman of the Hercules Board. Dr. Corbo has received and he (or in the event in his death, his estate or named beneficiary) is entitled to receive certain severance payments and continuing benefits pursuant to a resignation agreement between Dr. Corbo and Hercules dated October 17, 2000. Specifically, Dr. Corbo received a lump sum cash payment of $2,832,753.83 upon his resignation and Dr. Corbo (or in the event of his death, his estate or named beneficiary) will receive (i) two times his then current salary and target annual bonus (or a total of $3,135,000), which amount is paid over 48 semi-monthly equal installments beginning November 1, 2000, (ii) certain continuing rights and accelerated vesting schedules under Hercules' various stock option plans and long-term compensation plans, (iii) certain continuing pension benefits based on granting three additional years of service credits plus elimination of early retirement reduction and (iv) certain one-time perquisites, such as, reimbursement for legal fees incurred in connection with the resignation agreement and reimbursement for tax return preparation and advice. Additionally, Dr. Corbo and his immediate family will receive medical, dental and vision benefits until the earlier of his death and December 31, 2002 and life insurance benefits payable at his death. Many of the above listed items are contingent upon Dr. Corbo's adherence to certain covenants in the resignation agreement regarding confidentiality, non-competition and non-disparagement.

      On December 1, 2000, Mr. Tucci retired from the Company. He is currently serving as the Chairman, Chief Executive Officer and President of CP Kelco, a joint venture in which Hercules holds a minority interest. In conjunction with Mr. Tucci's resignation, Hercules agreed to make certain severance payments to Mr. Tucci. Mr. Tucci will receive (i) 120 consecutive monthly payments of $7,000, (ii) an additional four full years of pension service credit as well as additional pension payments depending upon the number of years of service to CP Kelco, (iii) reimbursement for certain equity interests in Hercules held by Mr. Tucci, which were forfeited upon his resignation and (iv) reimbursement for certain other perquisites. Additionally, Hercules will pay, in the event of Mr. Tucci's death, his named beneficiary or estate an amount equal to two times his final twelve-month salary plus average of his last two calendar year MICP awards.

CHANGE IN CONTROL AGREEMENTS

      Since 1986, Hercules has entered into change in control agreements with its senior executives. These agreements seek to ensure the stability of Hercules' management during a period of transition within Hercules and only become effective upon a change in control event. Hercules' Compensation Committee periodically reviews these agreements and revises them, if necessary, to reflect contemporary business practices in change in control situations.

      During fiscal year 2000, Hercules entered into change in control agreements with each of Ms. Barry, Messrs. DiDonna, Floyd and MacKenzie. Under the terms of the agreements, a change in control occurs:

o if any individual, entity or group (with certain exceptions) becomes the beneficial owner of 20% or more of the outstanding shares of Hercules common stock;

o if there is a change in a majority of the board of directors other than by election or nomination by a vote of the majority of directors comprising the incumbent board;

o upon consummation of a reorganization, merger, consolidation or sale that results in Hercules' shareholders owning less than 60% of the combined voting power of the surviving corporation following the transaction; or

o if Hercules' shareholders approve a complete liquidation of the Company.


      Under the terms of these agreements, upon a change in control, Hercules is required to continue to employ the above named executives, in substantially the same position and level of compensation (including benefits) as that executive held immediately before the change in control, for a period of three years following the change in control.

      If Hercules terminates the executive (within the three year period following a change in control) for any reason other than cause, death or disability, or if Hercules takes actions which permit the executive to terminate his or her employment for good reason, such as diminishing the executive's responsibilities or requiring the executive to relocate, during such three year period, the executive is entitled to the following:

o        a lump sum cash payment equal to:

         -     any unpaid prorated portion of the executive's bonus;

         -     three times the executive's base salary and bonus; and

         - the difference between the amount the executive would be entitled to if Hercules contributed for up to an additional six years of service and five years of age to the executive's benefit plans and that amount the executive was actually entitled to under these plans on the date of termination;

o        three years of continued welfare benefits and perquisites;

o        outplacement services equal to $50,000;

o full vesting of all stock options held by or previously granted to the executive; and

o payment for any Internal Revenue Service excise taxes for "excess parachute payments" (as defined under the Internal Revenue Code).

SEVERANCE AGREEMENTS

      In addition to the change in control agreements, Hercules has entered into a severance agreement with Mr. MacKenzie which provides for the payment of two years' base salary plus two years' target bonus in the event of Mr. MacKenzie's termination by Hercules other than for cause or change of control.

                                  ANNUAL REPORT

            PURSUANT TO RULE 14A-13 UNDER THE EXCHANGE ACT, THE COMPANY UNDERTAKES TO FURNISH A COPY OF THE COMPANY'S ANNUAL REPORT CONTAINING AUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2000, PREPARED IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, TO HERCULES SHAREHOLDERS NOT LATER THAN MAY 4, 2001, A DATE 20 CALENDAR DAYS BEFORE THE DATE OF THE 2001 ANNUAL MEETING.

            A copy of the Company's Annual Report on Form 10-K, as filed with the SEC, will be sent without charge to any shareholder upon written request directed to:

                              Hercules Incorporated
                                 Hercules Plaza
                            1313 North Market Street
                            Wilmington, DE 19894-0001
                              Attention: Secretary


                      METHOD AND COST OF PROXY SOLICITATION

            Proxies may be solicited, without additional compensation, by directors, officers or employees of the Company by mail, telephone, telegram, in person or otherwise. The Company will bear the costs of the solicitation of proxies, which may include the cost of preparing, printing and mailing the proxy materials. In addition, the Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of common stock and obtain their voting instructions. The Company will reimburse those firms for their expenses in accordance with the rules of the SEC and the New York Stock Exchange. In addition, the Company has retained MacKenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010, to assist in soliciting proxies, for which services the Company will pay a fee expected not to exceed $325,000 plus out-of-pocket expenses. MacKenzie will employ approximately 65 persons in connection with its solicitation of proxies.

            Expenses related to the solicitation of shareholders in excess of those normally spent for an annual meeting and excluding the costs of litigation, are expected to aggregate approximately $725,000, of which approximately $125,000 has been spent to date. ANNEX I SETS FORTH CERTAIN INFORMATION RELATING TO THE COMPANY'S DIRECTORS, NOMINEES, OFFICERS AND OTHER EMPLOYEES OF THE COMPANY WHO WILL BE SOLICITING PROXIES ON THE COMPANY'S BEHALF.

            YOUR VOTE AT THE 2001 ANNUAL MEETING IS ESPECIALLY IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY.

            WE URGE YOU NOT TO SIGN OR RETURN ANY PROXY CARD THAT MAY BE SENT TO YOU BY ISP, EVEN AS A PROTEST VOTE AGAINST ISP. IF YOU PREVIOUSLY VOTED ON AN ISP BLUE PROXY CARD, YOU HAVE EVERY LEGAL RIGHT TO CHANGE YOUR VOTE. YOU CAN DO SO SIMPLY BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD. A PERSON GIVING ANY PROXY HAS THE POWER TO REVOKE IT (WHETHER SUCH PROXY WAS SOLICITED BY THE BOARD OF DIRECTORS OR BY ISP) AT ANY TIME BEFORE THE VOTING BY SUBMITTING TO HERCULES OR TO ISP A WRITTEN REVOCATION OR DULY EXECUTED PROXY CARD BEARING A LATER DATE. ONLY YOUR LATEST DATED PROXY CARD WILL COUNT. PLEASE REFER TO "THE ANNUAL MEETING - VOTE REQUIRED AND VOTING PROCEDURES" FOR A DISCUSSION OF HOW TO REVOKE YOUR PROXY.

            IMPORTANT: If the Hercules common shares you own are held in the name of a brokerage firm, bank, nominee or other institution, only it can sign a WHITE proxy card with respect to your shares and only upon specific instructions from you. Please contact the person responsible for your account and give instructions for a WHITE proxy card to be signed representing your Hercules common shares. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions to the Company's proxy solicitor, MacKenzie Partners, at the address indicated below so that MacKenzie Partners can attempt to ensure that your instructions are followed. If you have any questions about executing your proxy or require assistance, please contact:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                         Call Toll Free: (800) 322-2885
                         or Call Collect: (212) 929-5500

                                                                         ANNEX I


            INFORMATION CONCERNING THE DIRECTORS AND CERTAIN OFFICERS
                  OF THE COMPANY WHO ALSO MAY SOLICIT PROXIES

            The following table sets forth the name, principal business address and the present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which their employment is carried on, of the directors and certain officers of Hercules ("Participants") who also may solicit proxies from Hercules shareholders. Unless otherwise indicated, the principal occupation refers to such person's position with the Company and the business address is Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, DE 19894-0001.

DIRECTORS

            The principal occupations of the Company's directors who are deemed Participants in the solicitation are set forth under "Proposal (1) Election of Directors" in this proxy statement. The principal business address of Mr. Gossage is that of the Company. The name, business and address of the director-Participants' organization of employment are as follows:


NAME                       ADDRESS
----                       -------
Thomas L. Gossage          Hercules Incorporated, 1313 N. Market Street,
                           Wilmington, DE 19894-0001

John G. Drosdick           Sunoco, Inc., Ten Penn Center, 1801 Market Street,
                           Philadelphia, PA 19103-1699

Richard M. Fairbanks, III  Center for Strategic & International Studies, Suite
                           400, 1800 K Street, N.W., Washington, DC 20006-2202

Alan R. Hirsig             *

Edith E. Holiday           *

Gaynor N. Kelley           *

Ralph L. MacDonald         Amelia Investment Corp., 1890 South 14th Street,
                           Suite 110, Amelia Island, FL 32034-4730

George MacKenzie           Hercules Incorporated, 1313 N. Market Street,
                           Wilmington, DE 19894-0001

H. Eugene McBrayer         *

Peter McCausland           Airgas, Inc., PO Box 6675, Radnor, PA 19087-8675

John A. H. Shober          ESU Associates, 12 Bugle Lane, Blue Bell, PA 19422

Paula A. Sneed             Kraft Foods, 3 Lakes Drive, Northfield, IL 60093-9999


------------------
* Unless otherwise indicated, the Director's address is c/o Hercules Incorporated, 1313 N. Market Street, Wilmington, Delaware 19894-0001.


EXECUTIVE OFFICERS AND CERTAIN CORPORATE OFFICERS

NAME                      PRINCIPAL OCCUPATION
----                      --------------------
Thomas L. Gossage         Chairman and Chief Executive Officer
Israel J. Floyd           Executive Vice President, Secretary and General
                          Counsel
George MacKenzie          Vice Chairman
J. Neil Stalter           Vice President, Corporate Communications
Allen A. Spizzo           Vice President, Corporate Affairs and Strategic
                          Planning

INFORMATION REGARDING OWNERSHIP OF THE COMPANY'S SECURITIES BY PARTICIPANTS

            None of the Participants owns any of the Company's securities of record but not beneficially. The number of shares of common stock of the Company held by directors and the named executive officers is set forth under the "Beneficial Ownership of Stock" section of this proxy statement. The number of shares of common stock of the

Company held by the other Participants as of March 6, 2001 is set forth below. The information includes Hercules common shares that may be acquired by the exercise of stock options within 60 days of March 6, 2001:


NAME                      SHARE OWNERSHIP*
----                      ----------------
Allen A. Spizzo                 3,056
J. Neil Stalter                12,339

-------------------------
* Includes shares as of December 31, 2000, in the Savings and Investments Plan as follows: A. A. Spizzo, 1,201 and J. N. Stalter, 485. Includes shares with restrictions and forfeiture risks as specified under the Long-Term Incentive Compensation Plan: A. A. Spizzo, 1,055 and J. N. Stalter, 8,854.

INFORMATION REGARDING TRANSACTIONS IN THE COMPANY'S SECURITIES BY PARTICIPANTS

            The following table sets forth purchases and sales of the Company's securities by the Participants listed below during the past two years. Unless otherwise indicated, all transactions are in the public market.


                                           NUMBER OF SHARES
                                           OF COMMON STOCK
          NAME                 DATE      PURCHASED OR (SOLD)   NOTES
------------------------  ----------     -------------------  ---------
DIRECTORS
---------
John G. Drosdick           2/18/1999            1,419           (1)
                           5/11/1999              750           (1)
                           5/11/1999            1,500           (1)
                            2/8/2000            2,754           (1)

Richard Fairbanks          2/18/1999            1,711           (1)
                          11/30/1999               82           (1)
                            2/8/2000            2,754           (1)

Thomas L. Gossage         10/17/2000              128           (2)

Alan R. Hirsig             2/18/1999            1,419           (1)
                           5/11/1999              750           (1)
                           5/11/1999            1,500           (1)
                            2/8/2000            2,885           (1)

Edith E. Holiday           2/18/1999              417           (1)
                            2/8/2000              655           (1)

Robert G. Jahn             1/18/1999            1,836           (1)
                            2/8/2000            3,148           (1)

Gaynor N. Kelley           2/18/1999              918           (1)
                            2/8/2000            1,605           (1)

Ralph L. MacDonald         2/18/1999            1,711           (1)
                            2/8/2000            2,557           (1)

George MacKenzie            2/1/1999             (609)          (3)
                           2/18/1999              751           (2)
                           11/2/1999           38,000           (2)
                           1/20/2000           30,000           (2)

H. Eugene McBrayer         2/18/1999            1,878           (1)
                            2/8/2000            3,017           (1)

Peter McCausland           2/18/1999            1,419           (1)
                            2/8/2000            2,754           (1)

Paula A. Sneed             2/18/1999            1,878           (1)
                            2/8/2000            3,148           (1)

                                           NUMBER OF SHARES
                                           OF COMMON STOCK
          NAME                 DATE      PURCHASED OR (SOLD)   NOTES
------------------------  ----------     -------------------  ---------

EXECUTIVE OFFICERS
------------------
June B. Barry              6/15/1999           (3,778)          (3)
                           11/2/1999           38,000           (2)
                           2/15/2000           (6,612)          (3)
                           2/15/2000            7,512           (4)
                          10/16/2000           (7,901)          (3)
                          10/16/2000           11,453           (1)

Vincent J. Corbo            2/1/1999           (1,170)          (3)
                           11/2/1999          151,000           (2)
                           11/1/2000           (2,722)          (3)
                           11/1/2000          (64,024)          (3)

Dominick W. DiDonna         2/1/1999             (539)          (3)
                           11/2/1999           38,000           (2)

Israel J. Floyd             2/1/1999              697           (2)
                            5/3/1999              900           (2)
                           11/2/1999           22,000           (2)
                            3/1/2000           16,000           (2)
                            5/1/2000            1,500           (2)

Harry J. Tucci              2/1/1999             (833)          (3)
                           2/18/1999            3,957           (2)
                           5/13/1999            8,400           (5)
                           11/2/1999           38,000           (2)
                            6/2/2000             (597)          (3)
                           12/1/2000              (13)          (3)
                           12/1/2000             (177)          (3)
                           12/1/2000              (14)          (3)
                           12/1/2000              (57)          (3)
                           12/1/2000           (8,230)          (3)
                           12/1/2000          (38,000)          (3)


------------------
(1) Acquisition of restricted shares pursuant to the Company's Non-employee Director Stock Accumulation Plan.

(2) Acquisition of restricted shares pursuant to the Company's Long-Term Incentive Compensation Plan.

(3) Surrender of shares to pay withholding tax on restricted shares whose restrictions lapsed.

(4)   Acquired under the Company's Long-Term Incentive Compensation Plan.

(5)   Acquired upon exercise of options.


MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

            Except as described in this Annex I or in the proxy statement, none of the participants nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (i) directly beneficially owns any shares of common stock of the Company or any securities of any subsidiary of the Company or (ii) has had any relationship with the Company in any capacity other than as a shareholder, employee, officer or director. Furthermore, except as described in this Annex I or in the proxy statement, no Participant or Participant Affiliate is either a party to any transaction or series of transactions since December 31, 1999, or has knowledge of any currently proposed transaction or series of transactions, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant or Participant Affiliate had or will have, a direct or indirect material interest. Except as described in this Annex I or in the proxy statement, no participant or Participant Affiliate has any arrangement or understanding with any person (i) with respect to any future employment by the registrant or its affiliates; or (ii) with respect to any future transactions to which the registrant or any of its affiliates will or may be a party.

                                                                        ANNEX II


                              HERCULES INCORPORATED
                             AUDIT COMMITTEE CHARTER

ORGANIZATION

MEMBERSHIP

      The Committee is composed of independent members of the Board of Directors. Membership is determined by the Board on the recommendation of the Nominating Committee. As needed, the Audit Committee should consider training and education programs to ensure that its membership has the proper background and knowledge base and stays current as to relevant developments in accounting and finance. At least one member of the Audit Committee should have accounting or related financial management expertise.

MEETINGS

      The Committee generally meets once a quarter, or more frequently as circumstances require. Regular meetings are scheduled in accordance with the annual schedule approved by the Board. Minutes are recorded by the Secretary to the Committee. The Chairman and Chief Executive Officer, the other Senior Officers of the Company, the Director of Auditing Services (internal auditors), and representatives of the Company's independent public accountant (PricewaterhouseCoopers) attend meetings at the invitation of the Committee.

BASIC FUNCTION AND PURPOSE

      The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Committee reviews and discusses the adequacy of the Company's internal controls; accounting practices; financial reports; and the scope, specific plans, and effectiveness of the audits performed by the internal auditors and the independent accountants. The Audit Committee should conduct candid discussions with management, the internal auditors, and outside auditors regarding issues implicating judgment and impacting quality.

      At least annually, the Audit Committee should consider the relevance of this Charter.

RESPONSIBILITIES

INDEPENDENT PUBLIC ACCOUNTANTS

The Committee shall:

     1. Recommend to the Board of Directors the selection and retention of independent public accountants, subject to ratification by shareholders, to perform the annual audit of financial statements and the appropriate fees to compensate the independent public accountant. In this regard, the outside auditor is ultimately accountable to the Board of Directors and the Audit Committee.

     2. Consider, in consultation with the independent public accountant and management, the planned scope of the annual audit of financial statements, including a review of coordination of audit efforts between the independent public accountant and Auditing Services Division (internal auditors), and reliance of the independent public accountant on the work of Auditing Services.

     3. Confirm and ensure the independence of the independent public accountant, including a review of any significant out-of-scope services and related compensation provided by the independent public accountant.

     4. Consider and review with the independent public accountant and management: a) the adequacy of the Company's internal controls; b) the Company's annual financial statements and related footnotes including the quality of accounting principles as applied and the Company's compliance with

          "Generally Accepted Accounting Principles" in all material respects;
          c) emerging accounting standards and issues affecting the Company; d) any significant and related findings and recommendations of the independent public accountant, together with management's response.

     5. At least annually, at a regularly scheduled meeting of the Committee, meet privately with the independent public accountant without members of management in attendance to discuss any necessary matters.

     6. Prior to public release of quarterly earnings, require that the outside auditor, in conjunction with SAS 71 Interim Financial Review related to the Company's future filing of its form 10-Q, discuss with the Committee whenever possible or with the chair of the Audit Committee or his/her designee if not possible with the Committee, and a representative of financial management, in person or by telephone conference call, the matters described in AU Section 380, Communications with the Audit Committee.

INTERNAL AUDITING

The Committee shall:

     1. Consider and review with management the annual work plan and planned activities of Auditing Services, the budget and staffing for the internal audit function, the charter of Auditing Services, and compliance of the internal audit function with the Standards for the Professional Practice of Internal Auditing (IIA).

     2. Consider and review the coordination of audit efforts between Auditing Services and the independent public accountant to ensure completeness of coverage and efficient use of audit resources, including internal audit assistance to the independent public accountant.

     3. Consider and review with management and Auditing Services significant internal auditing findings and recommendations related to the adequacy of internal controls, compliance with policies and procedures, and effective and efficient use of Company resources; also consider and review management's response.

     4. Meet privately with Auditing Services as required, but at least annually, at a regularly scheduled meeting of the Committee.

OFFICERS AND DIRECTORS EXPENSES AND SIGNIFICANT MANAGEMENT ESTIMATES

The Committee shall:

     1. Review policies and procedures with respect to expense accounts and perquisites of officers and directors, including their use of corporate assets; and consider the results of an annual review of expenses and perquisites of officers and directors by Auditing Services or the independent public accountant.

     2. Review policies and procedures with respect to the adequacy of significant management estimates particularly with respect to recognition of contingent liabilities, such as those resulting from identified environmental problems, and legal matters, including the use of outside counsel.

REPORTING RESPONSIBILITY

     All action taken by the Audit Committee shall be reported to the Board of Directors at its next meeting succeeding such action.

     Note: The revision of paragraph 6 under "Responsibilities" was approved at the Audit Committee meeting of February 21, 2001.

                            [PROXY CARD: FRONT SIDE]


                              HERCULES INCORPORATED
                       2001 ANNUAL MEETING OF SHAREHOLDERS


      THIS PROXY IS SOLICITED ON BEHALF OF THE HERCULES BOARD OF DIRECTORS FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS ON MAY 24, 2001.

            The undersigned hereby appoints Thomas L. Gossage and Israel J. Floyd, and each of them, as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote all shares of common stock of Hercules Incorporated that the undersigned is entitled to vote at the annual meeting of shareholders to be held on Thursday, May 24, 2001, at 10 A.M., local time, at Hercules Incorporated, 500 Hercules Road, Wilmington, Delaware, or at any adjournments or postponements thereof, as directed, upon the matters set forth in the Hercules proxy statement and upon such other matters as may properly come before the annual meeting.

      Signing and dating Hercules' proxy card will have the effect of revoking any ISP proxy card you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on the ISP proxy card.


         (CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE)
 ------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -


                          YOUR VOTE IS VERY IMPORTANT!

                MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT
                       PROMPTLY IN THE ENCLOSED ENVELOPE.

                  [PROXY CARD: FIRST HALF OF REVERSE SIDE]

                                                                  --------------

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN                  PLEASE MARK
THE MANNER DIRECTED HEREIN.  IF NO CHOICE IS                        VOTES AS IN
SPECIFIED AND THE PROXY IS RETURNED WITH THE                        THIS
STOCKHOLDER'S SIGNATURE(S), THEN THE PROXY WILL BE                  SAMPLE:
VOTED FOR APPROVAL OF EACH OF PROPOSALS 1 AND 2,
AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER
MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.                 /X/
                                                                  --------------

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

1.  Election of the following director nominees for a three-year term

Nominees are:     1.  Thomas L. Gossage
                  2.  Ralph L. MacDonald, Jr.
                  3.  John A. H. Shober
                  4.  Paula A. Sneed


                   FOR                                  WITHHOLD
                  / /                                      / /

Withhold vote only from ______________________________.

2.  Ratification of PricewaterhouseCoopers LLP as independent accountants


            FOR                      AGAINST                    ABSTAIN
            / /                        / /                        / /


Mark here if your address has changed          New Address:
and provide us with your new address in        _________________________________
the space provided to the right: /   /         ________________________________
                                               _________________________________

Mark here if you plan to attend the annual meeting: / /

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED PROXY RETURN ENVELOPE.
Signature(s):                               Dated:          , 2001
             -----------------------------         --------
Title: ______________________________

IMPORTANT: Please sign exactly as name or names appear on this proxy. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. When signing as a corporation or a partnership, please sign in the name of the entity by an authorized person.

PLEASE SIGN THIS PROXY AND RETURN PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

--------------------------------------------------------------------------------
                           -- FOLD AND DETACH HERE --

                     ---------------------------------------

                                ADMISSION TICKET

                              HERCULES INCORPORATED
                         ANNUAL MEETING OF SHAREHOLDERS
                             THURSDAY, MAY 24, 2001
                                   10:00 A.M.

                             HERCULES INCORPORATED,
                               500 HERCULES ROAD,
                              WILMINGTON, DELAWARE

                     --------------------------------------